Filed Pursuant to Rule 424(B)(3)

Registration No. 333-143840

PROSPECTUS

TOUCHMARK BANCSHARES, INC.

(Formerly Touchstone Bancshares, Inc.)

A Proposed Bank Holding Company for

TOUCHMARK NATIONAL BANK

(in organization)

4,156,250 Shares of Common Stock

$10.00 per share

We are conducting this initial public offering of common stock of Touchmark Bancshares, Inc. to raise capital to fund the start-up of a new community bank, Touchmark National Bank, a national bank to be located in Duluth, Georgia. We received preliminary regulatory approval for the bank and expect to open the bank in the first quarter of 2008. Touchmark Bancshares will be the holding company and sole owner of the bank. The minimum purchase requirement for investors is 1,000 shares and the maximum purchase amount is 400,000 shares, although we may at our discretion accept subscriptions for more or less. This offering will terminate on March 31, 2008, subject to our right to terminate the offering earlier. This is our first offering of stock to the public, and there will be no established public market for our shares following the offering. Shares sold in this offering will not be listed on Nasdaq or any other national securities exchange. The common stock is a new issue of securities for which there is currently no public market. We do not believe that an active trading market will develop for the common stock after this offering. As a result, you may be unable to resell your shares of common stock or you may only be able to sell them at a substantial discount.

We are offering a minimum of 3,125,000 shares and a maximum of 4,156,250 shares of common stock on a best efforts basis. As of December 14, 2007, we have received subscriptions for 2,702,150 shares. All of these subscriptions have been obtained through the efforts of our officers and directors. In addition, we have engaged SAMCO Capital Markets, Inc. (“SAMCO”) to act as our sales agent for this offering. SAMCO has also agreed to serve as the qualifying broker-dealer in those states in which we elect to sell shares that require that all sales be made through a registered broker-dealer. SAMCO will act on a “best efforts” basis and will not have any obligation or commitment to sell any specific dollar amount or number of shares or to acquire any shares for its own account or with a view to their distribution. We have agreed to pay SAMCO a fee equal to 5% of the gross proceeds of all sales to investors, with the exception of (i) subscriptions received from directors, officers or organizers of the company or the bank who were directors, officers or organizers of the company or the bank as of November 22, 2007, and (ii) subscriptions received prior to SAMCO receiving regulatory approval to commence its involvement in the offering. In addition, we will pay SAMCO $10,000 for the first state in which SAMCO serves as the qualifying broker-dealer and $2,500 for each additional state. SAMCO will not participate in the offering until its participation has been approved by the Financial Industry Regulatory Authority (“FINRA”).

Our organizers and executive officers have committed to purchase at least 1,031,500 shares in this offering, for a total investment of $10,315,000. They may purchase more, including up to 100% of the offering amount. All shares purchased by the organizers and executive officers will be for investment and not intended for resale. In recognition of their service and the financial risk they have undertaken, we are also offering our organizers, which include our directors, an aggregate of 450,000 organizer and director warrants to purchase shares of our common stock for $10.00 per share. Each organizer and director warrant will have a term of 10 years. If each organizer exercises his or her warrants in full and we do not issue any other shares, our organizers and executive officers will own 41% of our outstanding stock based on the minimum offering of 3,125,000 shares and 32% based on the maximum offering of 4,156,250 shares. We describe the warrants in more detail in the “Management—Organizer and Director Warrants” section on page 42.

All of the money that we receive from investors will be placed with an independent escrow agent that will hold the money until (1) we sell at least 3,125,000 shares and (2) we receive final approval from our bank regulatory agencies for the new bank. If we do not meet these conditions before the end of the offering period, we will return all funds received to the subscribers promptly without interest. Once we accept your subscription, you may not revoke it without our consent. The following table summarizes the offering and the amounts we expect to receive.

	Per Share	Minimum Total 3,125,000 Shares	Maximum Total 4,156,250 Shares
Price to public	$10.00	$31,250,000	$41,562,500
Fees and commissions(1)	$0.07	$212,500	$728,125
Net proceeds to Touchmark Bancshares, before offering costs	$9.93	$31,037,500	$40,834,375

(1)	Assuming $27 million in proceeds received as of December 14, 2007 are excluded from the calculation of SAMCO’s 5% fee. The per share amount is based on the minimum offering. If we sell the maximum amount of shares, the amount of the fees would be $0.18 per $10 share.

This is a new business. As with all new businesses, an investment will involve risks. It is not a deposit or an account and is not insured by the FDIC or any other government agency. You should not invest in this offering unless you can afford to lose some or all of your investment.

The risks of this investment are described under the heading “ Risk Factors” beginning on page 5.

Neither the SEC nor any state securities commission has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

December 21, 2007.

Touchmark Bancshares, Inc.
Touchmark National Bank (Proposed)
Primary Service Area

N
GA 400
Peachtree Parkway NW
Peachtree Industrial Blvd.
Buford
Duluth
Norcross
GA 141
85
285
Atlanta

Peachtree Pavilion Branch
(July 2008)*
6100 Peachtree Road
Suite C-121
Doraville, Georgia 30340

Davinci Branch
(January 2008)*
3740 Davinci Court
Suite 150
Norcross, Georgia 30092

Main Office
(February 2008)*
3170 Peachtree Industrial Blvd.
Suite 100
Duluth, Georgia 30097

* Anticipated Opening Date

SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information you should consider before investing in our common stock. To fully understand this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements included elsewhere in this prospectus.

Touchmark Bancshares, Inc. and Touchmark National Bank

We formed Touchstone Bancshares, Inc. on April 3, 2007 to organize and serve as the holding company for Touchstone National Bank, a proposed new national bank to be headquartered in Gwinnett County, Georgia. On December 10, 2007, we changed our name to Touchmark Bancshares, Inc., and the bank will now become Touchmark National Bank. Upon successful receipt of required regulatory approvals, the bank will engage in a general commercial banking business, emphasizing personal service to individuals and businesses primarily in Gwinnett County and the surrounding areas. We have filed applications with the Office of the Comptroller of the Currency to open the new bank and with the FDIC for deposit insurance. We received preliminary approval from the Office of the Comptroller of the Currency in August 2007 and from the FDIC in September 2007. We have also filed for, and received approval from, the Federal Reserve Board to become a bank holding company and acquire all of the stock of the new bank upon its formation. We expect to receive all final regulatory approvals and open for business in the first quarter of 2008. Until we receive these regulatory approvals, we cannot commence banking operations and generate any operational revenue. During this offering process, we have been, and will continue to, incur start-up expenses. We incurred a net loss of $509,815 for the period from our inception on April 3, 2007 through May 31, 2007. For more detailed information regarding the risks of investing in our company, see “Risk Factors” beginning on page 5.

Why We Are Organizing a New Bank in Gwinnett County, Georgia

Our primary service area will center in Gwinnett County, Georgia, and the adjoining counties, with a focus on the Buford Highway corridor between the Cities of Chamblee and Buford. Located 30 minutes northeast of Atlanta, Gwinnett County has been one of the fastest-growing counties in the country for several decades. Between 1990 and 2000, Gwinnett County saw the largest net increase in population among the counties comprising the greater Metropolitan Atlanta area, and it continues to grow. The population of Gwinnett County is expected to grow from approximately 726,000 in 2005 to nearly 1.3 million by 2030. The area has three major shopping malls, as well as various financial, legal, professional and technical services areas, which serve to attract customers and other businesses. Major employers in Gwinnett County include Gwinnett County Public Schools, Gwinnett County Government, Gwinnett Health Care System, Wal-Mart, Publix, the U.S. Postal Service, and the State of Georgia.

The ethnic diversity of Gwinnett County and the surrounding counties also provides an opportunity to reach a growing but underserved market. Gwinnett County also has one of the fastest growing Asian-American populations in Georgia, a demographic which we believe to be underserved at the present time. This population is expected to grow from 6% of the county’s population to 15% of the county’s population over the next 13 years. Our organizers have extensive business experience, diverse ethnic backgrounds and contacts in the market which we believe will create immediate business opportunities for the bank.

Our Board of Directors and Management Organizers

We were founded and organized by 21 business leaders, many of whom have lived in Gwinnett County for many years and have substantial business and personal connections in our proposed market area. We believe our organizers’ long-standing ties to their communities and their significant business experience will provide Touchmark National Bank with the ability to effectively assess and address the needs of our proposed market area. The board of directors includes several members that have many years of hands on banking experience. The organizers believe that our experienced board will combine with the equally extensive management experience of William R. Short, our president and chief executive officer, to deliver high quality banking services to the community. Our organizers include the following:

• J. Egerton Burroughs	• Sudhirkumar C. Patel
• J. William Butler	• Thomas E. Persons, Sr.
• Daniel B. Cowart	• Hasmukh P. Rama
• Barry A. Culbertson	• J. J. Shah
• Howard R. Greenfield	• Meena J. Shah
• Yuling R. Hayter	• William R. Short
• John L. Johnson	• Larry D. Silver
• Daniel J. Kaufman	• Debra D. Wilkins
• Moon K. Kim	• Bobby G. Williams
• C. Hiluard Kitchens, Jr.	• Vivian A. Wong
• Paul P. Lam

Our management team consists of the following:

•

William (“Bill”) R. Short is our president and chief executive officer. He has over 30 years of banking and finance experience in Metropolitan Atlanta with Wachovia Bank, N.A. He most recently served as senior vice president/group executive and managing director of several Atlanta Wealth Management Teams from 2001 until he resigned in December 2006 to join our bank.

•

Robert (“Bob”) D. Koncerak is our chief financial officer. He has over 20 years of banking, capital markets and financial services experience. Bob recently served as SVP and regional CFO in the Wealth Management Division of Wachovia Bank, N.A., from February 2002 until he left in February 2007 to join our bank.

•

James E. LeBow is our chief credit officer. He has over 25 years of banking experience, primarily with SunTrust Bank. James most recently served as president of the Cobb County division of Georgia Trust Bank, and joined our bank in July 2007.

Products and Services

We plan to offer a variety of traditional banking services. Our lending services will include consumer loans and lines of credit, commercial and business loans and lines of credit, residential and commercial real estate loans, and construction loans. We expect that our initial legal lending limit will be approximately $3.5 million immediately following the offering. We will competitively price our deposit products, which will include checking accounts, savings accounts, money market accounts, certificates of deposit, commercial checking accounts, and IRAs. We will also provide cashier’s checks, credit cards, tax deposits, traveler’s checks, direct deposit, and United States savings bonds. We intend to deliver our services though a variety of methods, including an ATM, on-line banking, banking by mail, courier services and drive-through banking.

Philosophy and Strategy

Our business strategy is to create a community-oriented financial institution focused on providing personalized service to clients and offering products designed to meet their specific needs. We plan to operate a conservative financial institution that targets primarily small-to-medium-sized commercial, professional, and service companies in Gwinnett County and the surrounding areas, who we believe can be better served by a locally based financial institution that can provide timely credit decision-making along with well defined corporate services. We will also target residential and commercial real estate clients seeking a smaller, more customized service delivery.

We will provide a full range of competitive banking services and will emphasize the effective delivery of these services. We believe we can distinguish ourselves by providing the level of personal service often associated with a community bank, while also offering the requisite technology and skilled advisors to deliver more sophisticated financial products and services than a typical community bank. We will implement specialized services for small businesses and professionals through personal contacts by our officers, directors and employees. In addition, we intend to capitalize on our directors’ and organizers’ community involvement, professional expertise and business contacts within our market area. We believe that our community-based, customer-first approach to operations will appeal to customers who have been receiving services from the de-personalized environment of our competitors.

The Offering and Ownership by Management

We will be required to capitalize Touchmark National Bank with at least $25,000,000. Therefore, we plan to sell a minimum of 3,125,000 shares and a maximum of 4,156,250 shares in the offering, all at $10.00 per share. We determined the $10.00 per share stock price arbitrarily because it is the usual price for new community bank stock offerings. We determined the minimum number of shares to be sold in the offering based upon the amount of capital that we will need to implement our business plan. The additional $6,250,000 in capital will be used to provide general working capital for the holding company, to acquire real estate and to pay organizational and offering expenses. We also expect to capitalize the bank with 80% of any amounts we raise in excess of $31,250,000. Our organizers and executive officers have committed to purchase at least 1,031,500 shares of the common stock in this offering, which represents approximately 33% of the shares outstanding if we complete the minimum offering and approximately 25% of the shares outstanding if we complete the maximum offering.

To compensate our organizers for their financial risk and efforts in organizing the bank, they will receive, in the aggregate, up to 450,000 organizer and director warrants to purchase one share of common stock for $10.00 per share. If each organizer exercises his or her warrants in full and we do not issue any other shares, our organizers and executive officers will own 41% of our outstanding stock if we complete the minimum offering and 32% if we complete the maximum offering. We intend to sell most of the remaining shares to individuals and businesses in our primary service area who share our desire to support a new local community bank, and to other individuals in surrounding communities and States who support our proposed business model. For more detailed information see “Management—Organizer and Director Warrants” beginning on page 42.

Warrants Granted to a Consultant

As part of the compensation payable by us for consulting services in connection with regulatory matters, our consultant, Interstate Brokers, will receive warrants to purchase one share of common stock for $10.00 per share for every one share it purchases in this offering, up to a maximum of 12,500 shares. The warrants, which will be exercisable upon grant, have been assigned by Interstate Brokers to a sub-contractor as partial payment for services provided to Interstate Brokers. Interstate Brokers is a business interest of one of our organizers, John L. Johnson.

Funds from Irrevocable Subscriptions Will be Placed in Escrow

We cannot open the bank without regulatory approvals. Therefore, we will place all of the proceeds from investors in this offering with an independent escrow agent, The Bankers Bank. You may not revoke your subscription once we accept it. The escrow agent will hold these funds, and no shares will be issued, until:

•	we have accepted subscriptions and payment in full for a minimum of 3,125,000 shares at $10.00 per share;

•	we have received final approval from the Office of the Comptroller of the Currency to grant us a national bank charter;

•	we have received final approval of the bank’s application for deposit insurance from the FDIC; and

•	we have received approval from the Federal Reserve to acquire the stock of Touchmark National Bank.

In May 2007, we filed an application with the Office of the Comptroller of the Currency to charter the bank and an application with the FDIC for deposit insurance. We received preliminary approval from the Office of the Comptroller of the Currency in August 2007 and from the FDIC in September 2007. We have also received approval from the Federal Reserve to form a bank holding company. We expect to receive all final regulatory approvals by the first quarter of 2008. The offering will terminate on March 31, 2008, subject to our right to terminate the offering earlier. If we fail to meet these conditions by the close of the offering, we will promptly refund your subscription in full, without interest, and will use the cash advances by our organizers to pay expenses and liquidate the company.

No Public Market for the Shares for the Foreseeable Future

Shares sold in this offering will not be listed on Nasdaq or any other national securities exchange. The common stock is a new issue of securities for which there is currently no public market. We do not believe that an active trading market will develop for the shares after this offering. As a result, you may be unable to resell your shares or you may only be able to sell them at a substantial discount.

Use of Proceeds

We will use the first $25,000,000 we raise in this offering to capitalize Touchmark National Bank. This is the amount of capital that will be required for us to open the bank and that we believe is necessary to implement our business plan. We will use the remaining net proceeds of the offering at the holding company level to pay organizational and offering expenses of the holding company and to provide general working capital for the holding company.

If we raise funds in excess of the minimum offering, we expect to capitalize the bank with 80% of any amounts we raise in excess of this amount. We will initially invest the remaining proceeds in United States securities or deposit them with Touchmark National Bank. For more detailed information see “Use of Proceeds” beginning on page 14.

We Do Not Initially Plan to Pay Dividends

We will not pay dividends in the foreseeable future. We intend to use all available earnings to fund the continued operation and growth of the bank.

Location of Offices

Our initial main office will be located in a leased facility at the intersection of Peachtree Industrial Boulevard and Abbotts Bridge Road in the end cap of a shopping center. Our address will be 3170 Peachtree Industrial Boulevard, Suite 100, Duluth, Georgia 30097. We are presently located at 3740 Davinci Court, Suite 150, Norcross, Georgia 30092. Our telephone number is (770) 407-6700. This site, which we also lease, will be used as a limited branch office when the bank opens. We anticipate that we will relocate to a new headquarters building during the third year of operations. We also intend to open a branch office in Doraville, Georgia, during the third quarter of 2008, at the intersection of Peachtree Industrial Boulevard and Peachtree Road. This branch will be located in the Pavilion Shopping Center, which is currently under development. We are leasing this site from a business interest owned by two of our organizers, J. William Butler and Daniel B. Cowart, who are also the developers of the Pavilion Shopping Center.

On December 7, 2007, we purchased 9.7 acres of land on Satellite Boulevard near I-85 in Duluth, Georgia, for approximately $2.3 million. This location may be the site of our future main office. We acquired rights to purchase this property after being assigned an option, at par, from JWB Realty Services, LLC, a business interest of one of our organizers, J. William Butler.

RISK FACTORS

The following is a summary of the risks that we expect to encounter in starting and operating the new bank. An investment in our common stock involves a significant degree of risk and you should not invest in the offering unless you can afford to lose your investment. Please read the entire prospectus for a more thorough discussion of the risks of an investment in our common stock.

We are a new business and there is a risk that we will not be successful.

Neither Touchmark Bancshares nor Touchmark National Bank has any operating history. Opening a new bank involves substantial risk. Because Touchmark National Bank has not yet opened, we do not have historical financial data and similar information that would be available for a financial institution that has been operating for several years.

We expect to incur losses for at least our first two years of operations, and there is a risk that we will never become profitable.

We expect to incur significant initial expenses and have already incurred a net loss of $509,815 for the period from our inception on April 3, 2007 through May 31, 2007. In order for us to become profitable, we will need to attract a large number of customers to deposit and borrow money. This will take time. We expect to incur significant initial expenses and expect to incur losses for at least our first two years of operations. Our future profitability is dependent on numerous factors including the continued success of the economy of our primary market area and favorable government regulation. While the economy in our market area has been strong in recent years, an economic downturn in the area would hurt our business. We are also a highly regulated institution. Our ability to grow and achieve profitability may be adversely affected by state and federal regulations that limit a bank’s right to make loans, purchase securities, and pay dividends. Although we expect to become profitable in our third year, there is a risk that a deterioration of the local economy or adverse government regulation could affect our plans. If this happens, we may never become profitable and you will lose part or all of your investment.

Your investment may be held until March 31, 2008 and your subscription may be rejected until that time with no interest paid.

We cannot break escrow until we receive subscriptions and payment in full for a minimum of 3,125,000 shares, including subscriptions from our organizers, and we also receive final regulatory approvals from the Office of the Comptroller of the Currency, the FDIC and the Federal Reserve. If we terminate the offering or if the offering period ending March 31, 2008 expires before these conditions are satisfied, then we will cancel accepted subscription agreements. In this event, subscribers in the offering will not become shareholders, and we will return the full amount of all subscription funds promptly to subscribers, without paying any interest, and the expenses incurred by us will be borne by our directors and not by subscribers.

Any delay in opening Touchmark National Bank will result in additional losses.

We intend to open the bank during the first quarter of 2008. If we do not receive all necessary regulatory approvals as planned, the bank’s opening will be delayed or may not occur at all. If the bank’s opening is delayed, our organizational and pre-opening expenses will increase. Because the bank would not be open and generating revenue, these additional expenses would cause our accumulated losses to increase. We anticipate that these costs would range from $90,000 to $110,000 each month our opening is delayed.

Failure to implement key elements of our business strategy may adversely affect our financial performance.

If we cannot implement key elements of our business strategy, our financial performance may be adversely affected. Our organizers have developed a business plan that details the strategies that we intend to implement in our efforts to achieve profitable operations. The strategies include hiring and retaining experienced and qualified employees and attracting individual and business customers. Even if the key elements of our business strategy are successfully implemented, they may not have the favorable impact on operations that we anticipate.

We will depend heavily on Bill Short and our business would suffer if his employment with us were to terminate for any reason.

Our growth and development will largely be the result of the contributions of our executive officers, including Bill Short, our president and chief executive officer. The performance of community banks, like Touchmark National Bank, is often dependent upon the ability of executive officers to promote the bank in the local market area. Mr. Short has extensive and long-standing ties within our primary service areas and will provide us with an important medium through which to market our products and services. If we lose the services of Mr. Short, he would be difficult to replace and our business and development could be materially and adversely affected.

We will depend on the recruitment and retention of qualified personnel, and our failure to attract and retain such personnel could seriously harm our business.

Our future performance will depend upon our ability to attract and retain qualified loan officers and management personnel for our operations. Competition for personnel is intense, and we may not be successful in attracting or retaining qualified personnel. Our failure to compete for these personnel could seriously harm our business, results of operations, and financial condition.

Because of our lack of a historical loan loss experience, we may underestimate our allowance for loan losses and could be required to decrease our net income or capital in order to increase it.

Making loans and other extensions of credit will be essential elements of our business, and we recognize there is a risk that our loans or other extensions of credit will not be repaid. If our loans are not repaid, we will incur losses and be required to charge those losses against our allowance for loan losses. There is no precise method of predicting credit losses. Therefore, we will always face the risk that charge-offs in future periods will exceed our allowance for loan losses, and that additional increases in the allowance for loan losses will be required. Moreover, because we do not have any historical loan loss experience, the risk that we could underestimate the allowance actually needed may be greater than if we had historical information from which to derive our allowance. If we underestimate our allowance for loan losses, our regulators may require us to increase it. Additions to our allowance for loan losses would result in a decrease of our net income and, possibly, our capital. If the additions to our allowance for loan losses deplete too much of our capital, our capital ratios could fall below regulatory standards, and our regulators could restrict or cease our operations and take control of the bank. See the “Proposed Business—Lending Activities—Allowance for Loan Losses” section beginning on page 23 for the factors we will use to determine our allowance, and the “Supervision and Regulation—Touchmark National Bank - Capital Regulations” section beginning on page 33 for information regarding our capital requirements.

It is unlikely that an active trading market for our shares will develop.

There is no public trading market for our common stock, and an active trading market is not likely to develop after the offering. We do not intend to apply for listing for our common stock on any securities exchange or for quotation of our common stock on any automated quotation system. If an active trading market does not develop, investors may not be able to sell their shares at or above the offering price of $10.00 price per share. Accordingly, investors should consider carefully the limited liquidity of an investment in our common stock before purchasing any shares in this offering.

We do not intend to pay dividends for the foreseeable future for both regulatory and business reasons, which could prevent you from obtaining a return on your investment.

It is unlikely that we will pay any cash dividends in the near future. Because we will have no operations independent from the bank, our ability to pay any cash dividends will depend primarily on the bank’s ability to pay dividends to us, which depends on the profitability of the bank. Our bank will not be permitted to pay dividends until all losses in our bank are recovered and the bank becomes cumulatively profitable. Once our bank is cumulatively profitable, we still may not pay any dividends as our future dividend policy will depend on our earnings, capital requirements, regulatory requirements, financial condition, and other factors that we consider relevant. See “Dividend Policy” on page 16. Until we begin paying dividends, the only return you could realize from an investment in our shares would be profit from the sale of your shares if you sold them at a price in excess of $10.00 per share. However, there is no assurance that the value of our shares will increase or that there will be any liquid market in which you could sell your shares.

Our directors and executive officers will purchase a large percentage of our stock in the offering, which may allow them to control the company and affect our shareholders’ ability to receive a premium for their shares.

Our organizers, directors and executive officers have committed to purchase at least 1,031,500 shares in this offering, for a total investment of $10,315,000. As a result, they will own approximately 33% of the shares outstanding if we complete the minimum offering or 25% of the shares outstanding if we complete the maximum offering. Additionally, upon completion of the minimum offering, we expect to grant to our organizers, which includes our directors, organizer and director warrants to purchase an additional 450,000 shares of our common stock in recognition of the financial risks undertaken by them in forming Touchmark Bancshares and Touchmark National Bank. Each warrant will entitle the organizer to purchase one additional share of common stock, at a purchase price of $10.00 per share. If each organizer exercises his or her warrants in full, the organizers’ and executive officers’ ownership of Touchmark Bancshares will increase to 41% if we complete the minimum offering or 32% if we complete the maximum offering. These amounts represent the minimum amount our organizers have committed to purchase. They may purchase more, including up to 100% of the offering amount, especially if necessary to meet the minimum offering amount. As a result, this group will have significant influence over our affairs and policies. Additionally, we intend to adopt a stock option plan covering a number of shares equal to approximately 5% of the total outstanding shares immediately following the offering. The plan will permit us to issue options from time to time to our employees and directors. If these options are exercised, our executive officers and directors will control a greater percentage of our common stock. Their voting power may be sufficient to control the outcome of director elections or block significant transactions affecting Touchmark Bancshares, including acquisitions. This could prevent shareholders from receiving a premium for their shares, which may be offered by a potential acquirer. Of the shares that will be reserved for issuance under our stock option plan, we intend to grant Messrs. Short, Koncerak and LeBow options to purchase up to 41,563, 15,000 and 7,500 shares, respectively, at a purchase price of $10.00 per share. See “The Offering—General” section on page 11.

Our success will depend significantly upon general economic conditions in Gwinnett County and the surrounding areas.

Our operations and profitability may be more adversely affected by a local economic downturn than those of our larger competitors which are more geographically diverse. Since the majority of our borrowers and depositors are expected to be individuals and businesses located and doing business in Gwinnett County and the surrounding areas, our success will depend significantly upon the general economic conditions in and around this primary service area. An adverse change in the local economy of this area could make it more difficult for borrowers to repay their loans, which could lead to loan losses for Touchmark National Bank.

Rapidly rising or falling interest rates could significantly harm our business.

A rapid increase or decrease in interest rates could significantly harm our net interest income, capital and liquidity. Our profitability will depend substantially on our net interest income, which is the difference between the interest income earned on our interest-earning assets, such as loans and investment securities, and the interest expense paid on our interest-bearing liabilities, such as deposits and borrowings. To the extent that the maturities of these assets and liabilities differ, rapidly rising or falling interest rates could significantly and adversely effect our earnings, which, in turn, would impact our business. See “Proposed Business” on page 20.

We determined the offering price of $10.00 arbitrarily and it will fluctuate once the shares become freely tradable after the offering.

Because we do not have any history of operations, we determined the stock price arbitrarily. The offering price is essentially the book value of the shares prior to deduction for expenses of the offering and the organization of the bank. The offering price may not be indicative of the present or future value of the common stock. As a result, the market price of the stock after the offering may be more susceptible to fluctuations than it otherwise might be. The market price will be affected by our operating results, which could fluctuate greatly. These fluctuations could result from expenses of operating and expanding the bank, trends in the banking industry, economic conditions in our market area, and other factors that are beyond our control. If our operating results are below expectations, the market price of the common stock will probably fall.

We will face strong competition for customers from larger and more established banks, which could prevent us from obtaining customers, and may cause us to have to pay higher interest rates to attract customers.

We will encounter strong competition from existing banks and other types of financial institutions operating in Gwinnett County and the surrounding communities. Some of these competitors have been in business for a long time and have already established their customer base and name recognition. Most of these competitors are larger than we will be, and will likely have greater financial and personnel resources than Touchmark National Bank. Some are large national, super-regional or regional banks, like Wachovia Bank and Bank of America, and others are more established community banks, like Haven Trust Bank, Gwinnett Community Bank and Peachtree Bank. These institutions offer services including extensive and established branch networks and trust services that we either do not expect to provide or will not provide for some time. Due to this competition, we may have to pay higher rates of interest to attract deposits. Paying higher interest rates will decrease our profitability. In addition, competitors that are not depository institutions are generally not subject to the extensive regulations that will apply to the bank. See “Proposed Business” on page 20.

We may not be able to compete with our larger competitors for larger customers because our lending limits will be lower than theirs.

We will be limited in the amount we can loan a single borrower by the amount of the bank’s capital. The legal lending limit is 15% of the bank’s capital and surplus. We expect that our initial legal lending limit will be approximately $3.5 million immediately following the offering if we complete the minimum offering. Until the bank is profitable, our capital, and therefore our lending limit, will continue to decline. Our lending limit will be significantly less than the limit for many of our competitors and may affect our ability to seek relationships with larger businesses in our market area. We intend to accommodate larger loans by selling participations in those loans to other financial institutions. However, our strategy to accommodate larger loans by selling participations in those loans to other financial institutions may not be successful. In addition, we will initially have limited working capital to fund our anticipated loan growth. Through our banking operations, our ability to attract deposits will serve as our primary source of working capital to fund loans. To provide additional sources of working capital, we plan to maintain a federal funds borrowed line of credit with one or more correspondent banks and we may apply for membership to the Federal Home Loan Bank of Atlanta which would permit us to borrow against our loan portfolio at preferred rates.

The exercise of warrants and stock options will cause stock dilution and may adversely affect the value of our common stock.

The organizers and directors may exercise warrants and options to purchase common stock, which would result in the dilution of your proportionate interests in us. Upon completion of the offering, we expect to grant to our organizers and directors warrants to purchase an additional 450,000 shares of our common stock in recognition of the financial risks undertaken by them in forming Touchmark Bancshares and Touchmark National Bank. The warrants will entitle the organizer or director to purchase one additional share of common stock, at a purchase price of $10.00 per share. See “Terms of the Offering – Purchases by Organizers and Directors” and “Management–Organizer and Director Warrants”. In addition, after the offering, we expect to adopt a stock option plan which will permit us to grant options to our officers, directors, and employees. We anticipate that we will initially authorize the issuance of a number of shares under the stock option plan not to exceed 5% of the shares outstanding after the offering. Of the shares that will be reserved for issuance under our stock option plan, we intend to grant Messrs. Short, Koncerak and LeBow options to purchase up to 41,563, 15,000 and 7,500 shares, respectively, at a purchase price of $10.00 per share. We do not intend to issue stock options with an exercise price less than the fair market value of the common stock on the date of grant.

We are subject to extensive regulation that could limit or restrict our activities. This regulation is for protection of the bank’s depositors and not for the investors.

We will operate in a highly regulated industry and will be subject to examination, supervision, and comprehensive regulation by various regulatory agencies. Our compliance with these regulations will be costly and will restrict certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits, and locations of offices. We will also be subject to capitalization guidelines established by our regulators, which require us to maintain adequate capital to support our growth.

The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, our cost of compliance could adversely affect our ability to operate profitably.

Although we are subject to extensive and comprehensive regulation by various banking regulatory agencies such as the FDIC and the Office of the Comptroller of the Currency, the purpose of these banking regulatory agencies is to protect and insure the interests and deposits of the bank’s depositors. These agencies do not consider preserving or maximizing the investment made by the company’s investors when regulating the bank’s activities.

The costs of being an SEC registered company are proportionately higher for small companies such as Touchmark Bancshares.

The Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated by the Securities and Exchange Commission have increased the scope, complexity, and cost of corporate governance, reporting, and disclosure practices. These regulations are applicable to our company. We expect to experience increasing compliance costs, including costs related to internal controls, as a result of the Sarbanes-Oxley Act. These necessary costs are proportionately higher for a company of our size and will affect our profitability more than that of some of our larger competitors.

If at any time we have fewer than 300 shareholders, we anticipate that we will not register or will terminate our registration as a reporting company under the Securities and Exchange Act of 1934 and therefore current information about us will not be publicly available for review.

As a result of this offering, we will be subject to the disclosure obligations under Section 15(d) of the Securities Exchange Act. We will file periodic reports with the SEC but will not be subject to compliance with the proxy rules under the Securities Exchange Act. If we have more than 500 shareholders on December 31, 2008 or at the end of any fiscal year thereafter, we will be required to register our securities under Section 12(g) of the Securities Exchange Act. In addition to the obligation to file periodic reports with the SEC, we would also become subject to the proxy rules. If we have fewer than 300 shareholders on December 31, 2008 or at the end of any fiscal year thereafter, we anticipate that we will deregister as a reporting company with the SEC. As a result, we would no longer be obligated to file periodic reports with the SEC or comply with the proxy rules. Upon completion of the offering, we anticipate that we will have more than 300 and may have more than 500 shareholders.

This is a “best efforts” offering and if we only raise the minimum offering amount we may have difficulty fully implementing our business plan.

We are seeking to raise a minimum of $31,250,000 and a maximum of $41,562,500 in this offering. We plan to capitalize the bank with at least $25,000,000, which we believe is the minimum amount we will need in order to successfully implement our business plan. However, if we only raise the minimum amount, we may have to raise additional capital sooner than expected. We cannot assure investors that we will be successful in raising additional capital when needed, and as a result, we may not be able to implement fully our business plan. In addition, we will have a lower loan limit than many of our competitors, which may force us to seek relationships with primarily the smaller businesses in our market area.

A WARNING ABOUT FORWARD LOOKING STATEMENTS

This prospectus contains “forward-looking statements” about us and our operations, performance, financial conditions, and likelihood of success. These statements are based on many assumptions and estimates. Our actual results will depend on a number of factors, including many that are beyond our control. The words “may,” “would,” “could,” “will,” “expect,” “anticipate,” “believe,” “intend,” “plan,” and “estimate,” as well as similar expressions, identify forward-looking statements. We discuss what we believe are the most significant of these risks, uncertainties, and other factors under the heading “Risk Factors” beginning on page 5 of this prospectus. We urge you to carefully consider these factors prior to making an investment in our common stock.

THE OFFERING

General

We are offering a minimum of 3,125,000 shares and a maximum of 4,156,250 shares of our common stock at a price of $10.00 per share to raise between $31,250,000 and $41,562,500. We intend to impose a minimum purchase for any investor of 1,000 shares and a maximum purchase of 400,000 shares, although we reserve the right to accept subscriptions for a lesser or greater amount of shares.

Our organizers and executive officers have committed to purchase at least 1,031,500 shares in the offering, for a total investment of $10,315,000. Although they have not promised to do so, the organizers may purchase additional shares in the offering, including up to 100% of the minimum offering. All shares purchased by the organizers and executive officers will be for investment and not intended for resale. Because purchases by the organizers may be substantial, you should not assume that the sale of a specified minimum offering amount indicates the merits of this offering.

We must receive your subscription for shares before midnight, Eastern Time, on March 31, 2008, unless we sell all of the shares earlier or we terminate the offering. All subscriptions will be binding on the investor and may not be revoked without our consent. We reserve the right to cancel or reject any or all subscriptions before or after acceptance until the proceeds of this offering are released from escrow. We may also allocate shares among subscribers if the offering is oversubscribed. In deciding which subscriptions to accept, we may take into account many factors, including:

•	the order in which subscriptions are received;

•	a subscriber’s potential to do business with or to direct customers to the bank; and

•	our desire to have a broad distribution of stock ownership.

Our board has full discretion to decide which subscriptions to accept and is not limited to a pro rata allocation. If we reject any subscription, or accept a subscription but subsequently elect to cancel all or part of the subscription, we will refund the amount remitted for shares for which the subscription is rejected or canceled without interest. We will issue certificates for shares which have been subscribed and paid for promptly after we receive the funds out of escrow.

Conditions to the Offering and Release of Funds

We will place all subscription proceeds received from investors with The Bankers Bank, which will serve as an independent escrow agent. The escrow agent will hold these funds, and no shares will be issued, until:

•	We have accepted subscriptions and payment in full for a minimum of 3,125,000 shares at $10.00 per share (including subscriptions from our organizers);

•	We have received final approval from the Office of the Comptroller of the Currency to grant us a national bank charter;

•	We have received final approval of the bank’s application for deposit insurance from the FDIC; and

•	We have obtained approval from the Federal Reserve to acquire the stock of the bank.

If we terminate the offering or if the offering period expires before these conditions are satisfied, then:

•	We will cancel accepted subscription agreements and subscribers in the offering will not become shareholders;

•	The funds held in the escrow account will not be subject to the claims of any of our creditors or be available to defray the expenses of this offering which will be borne by our organizers; and

•	Our escrow agent will promptly return the full amount of all subscription funds to subscribers without interest.

The escrow agent has not investigated the desirability, advisability, or merits of investing in our common stock. The escrow agent will invest escrowed funds directly in, or in a mutual fund consisting solely of, United States government securities. We do not intend to invest the subscription proceeds held in escrow in instruments that would mature after the expiration date of the offering.

Plan of Distribution

Offers and sales of the common stock will be made by our officers and directors, who will be reimbursed for their reasonable expenses but will not receive commissions or other remuneration. We believe these officers and directors will not be deemed to be brokers or dealers under the Securities Exchange Act of 1934 due to Rule 3a4-1. We have also engaged SAMCO Capital Markets, Inc. to act as our sales agent for this offering. SAMCO is a registered broker-dealer and a member of FINRA. SAMCO will act on a “best efforts” basis and will not have any obligation or commitment to sell any specific dollar amount or number of shares or to acquire any shares for its own account or with a view to their distribution.

We have agreed to pay SAMCO a sales commission fee equal to 5% of the gross proceeds of all sales to investors, with the exception of (i) subscriptions received from directors, officers or organizers of the company or the bank who were directors, officers or organizers of the company or the bank as of November 22, 2007, and (ii) subscriptions received prior to SAMCO receiving regulatory approval to commence its involvement in the offering. We have also agreed to pay SAMCO consulting fees on a monthly basis during the term of this offering which we estimate will total $80,000. If we complete the offering, these consulting fees will be offset against the sales commission fees paid at the closing of the offering. In addition, we will reimburse SAMCO for its reasonable expenses, which we estimate to be $56,000. SAMCO has also agreed to serve as the qualifying broker-dealer in those states in which we elect to sell shares that require all sales to be made through a registered broker-dealer. We have agreed to pay SAMCO $10,000 for the first state and $2,500 for each additional state. SAMCO will not participate in the offering until its participation has been approved by FINRA.

We intend to sell most of our shares to individuals and businesses in Gwinnett County, Georgia and the surrounding areas, who share our desire to support a new local community bank. Our marketing efforts will be focused on persons and businesses in Gwinnett County. Our organizers will also market our common stock to their personal contacts outside of this area, including in South Carolina, where some of our organizers reside. Our marketing will be accomplished through a combination of telephone calls, mail, personal visits and meetings.

Prior to this offering, there has been no established public trading market for our common stock, and we do not anticipate that an established market will develop. See “Description of Capital Stock—Shares Eligible for Future Sale” on page 47.

How to Subscribe

If you desire to purchase shares in this offering, you should:

1.	Complete, date, and execute the subscription agreement that you received with this prospectus;

2.	Make a check, bank draft, or money order payable to “The Bankers Bank as escrow agent for Touchmark Bancshares, Inc.,” in the amount of $10.00 times the number of shares you wish to purchase; and

3.	Deliver the completed subscription agreement and check to Touchmark Bancshares at the following address:

Mr. William R. Short

Touchmark Bancshares, Inc.

3740 Davinci Court, Suite 150

Norcross, Georgia 30092

If you have any questions about the offering or how to subscribe, please call Mr. Short at (770) 407-6710, or any of our other organizers. If you subscribe, you should retain a copy of the completed subscription agreement for your records. You must pay the subscription price at the time you deliver the subscription agreement.

USE OF PROCEEDS

We estimate that we will receive net proceeds of $30,962,500 if we sell the minimum amount of 3,125,000 shares of common stock in the offering, and up to $40,759,375 if we sell the maximum amount of 4,156,250 shares of common stock in the offering, after deducting estimated offering expenses and the sales agent’s fee. We have funded our initial organizational expenses through non-interest-bearing advances from our organizers. We have also established a line of credit in the amount of up to $2.5 million at a rate of prime minus 0.5% to pay pre-opening expenses of the holding company and the bank prior to the completion of the offering. We have also borrowed $2.3 million to finance the purchase of 9.7 acres of land in Duluth, Georgia near I-85. This location may be the site of our future main office estimated to be completed during our third year of operations. We intend to repay these organizer advances and pay off the line of credit and the loan to purchase land with the proceeds we receive from this offering. The following two paragraphs describe the proposed use of proceeds by our holding company and our bank.

Use of Proceeds by Touchmark Bancshares

The following table shows the anticipated use of the proceeds by Touchmark Bancshares. We describe the bank’s anticipated use of proceeds in the following section. As shown, we will use $25,000,000 to capitalize the bank if we complete the minimum offering. We will also capitalize the bank with 80% of any amounts we raise in excess of the minimum offering. We will initially invest any amounts that we raise in excess of the minimum offering in United States government securities or deposit them with Touchmark National Bank. In the long-term, we will use these funds for operational expenses and other general corporate purposes, including the provision of additional capital to the bank, if necessary. We may also use the proceeds to repay the loan which was used to finance the purchase of a 9.7 acre tract on Satellite Boulevard near I-85 in Duluth that may serve as the site of our future main office. We may also use the proceeds to expand, for example by opening additional facilities, or, eventually, acquiring other financial institutions.

	Minimum Offering 3,125,000 shares	Maximum Offering 4,156,250 shares
Gross proceeds from offering	$31,250,000	$41,562,500
Offering expenses of Touchmark Bancshares(1)	$75,000	$75,000
Sales agent’s fee(2)	$212,500	$728,125
Repayment of loan to purchase future main office site	$2,300,000	$2,300,000
Investment in capital stock of the bank(2)	$25,000,000	$33,250,000

Remaining proceeds	$3,262,500	$4,809,375

(1)	These expenses include: (i) the registration fee paid to the SEC, (ii) printing and engraving fees, (iii) legal fees and expenses, (iv) accounting fees, (v) state securities filing fees and expenses, and (vi) other miscellaneous disbursements.

(2)	This fee is equal to 5% of the gross proceeds of sales to investors (excluding approximately $27.0 million in sales made by us prior to SAMCO’s participation in this offering). SAMCO will not participate in the offering until its participation is cleared by FINRA.

(3)	This amount represents the funds we will use to capitalize our bank, which equals the minimum amount that we believe will be required to implement our business plan. For additional information, see “Use of Proceeds by Touchmark National Bank” on page 15.

Use of Proceeds by Touchmark National Bank

The following table shows the anticipated use of the proceeds by Touchmark National Bank. All proceeds received by the bank will be in the form of an investment in the bank’s capital stock by Touchmark Bancshares as described above. The estimated organizational and pre-opening expenses of the bank of approximately $1.1 million will be incurred from the stock offering period through the opening of the bank. We will pay for these expenses using funds advanced by our organizers and with our existing line of credit until we break escrow, a condition of which is attaining the minimum offering. Leasehold improvements, furniture, fixtures, draperies and equipment will be capitalized and amortized over the life of the lease or over the estimated useful life of the asset. The bank will use the remaining proceeds to make loans, purchase securities, and otherwise conduct the business of the bank. In addition to our initial main office and executive headquarters, we currently plan to open a full-service branch office in Doraville during the third quarter of 2008, and to relocate our main office to a new building during our third year of operations. We do not have any other definitive plans for expansion.

	Minimum Offering 3,125,000 shares	Maximum Offering 4,156,250 shares
Investment by Touchmark Bancshares in the bank’s capital stock	$25,000,000	$33,250,000
Organizational and pre-opening expenses of the bank(1)	$(1,117,000)	$(1,117,000)
Furniture, fixtures and equipment for initial main office, executive headquarters and branch	$(793,000)	$(793,000)
Cost of leasehold improvements of main office and site and executive headquarters and site	$(250,000)	$(250,000)
Estimated cost of leasehold improvements of branch office and site	$(250,000)	$(250,000)

Remaining proceeds	$22,590,000	$30,840,000

(1)	Organizational costs are primarily consulting fees and legal fees related to the incorporation and organization of the bank. Pre-opening costs are primarily employees’ salaries and benefits, and other operational expenses related to the preparation for the bank’s opening.

CAPITALIZATION

The following table shows our capitalization as of May 31, 2007, and our pro forma consolidated capitalization as adjusted to give effect to the sale of the minimum and maximum number of shares in this offering, after deducting the expenses of the offering. On April 4, 2007, William R. Short, our president and chief executive officer, agreed to purchase ten shares of our common stock at a price of $10.00 per share. We will redeem these shares after the offering. After the offering, we will have 4,156,250 shares outstanding if the maximum number of shares are sold. The “As Adjusted” column reflects our accumulated deficit through May 31, 2007. See “Use of Proceeds” above.

	May 31, 2007	As Adjusted For Minimum Offering	As Adjusted for Maximum Offering
Shareholder’s Equity:
Common Stock, par value $.01 per share; 50,000,000 shares authorized; 10 shares issued and outstanding; 3,125,000 shares issued and outstanding as adjusted for the minimum offering; 4,156,250 shares issued and outstanding as adjusted for the maximum offering	$0	$31,250	$41,562
Preferred Stock, no par value; 10,000,000 shares authorized; no shares issued and outstanding	0	0	0
Subscribed for, but not paid and issued, 10 shares of Common Stock	$100	$0	$0
Paid-in capital	$33,277	$31,177,027	$41,479,215
Common Stock subscription receivable	$(100)	$0	$0
Accumulated deficit	$(509,815)	$(509,815)	$(509,815)

Total shareholder’s equity (deficit)	$(476,538)	$30,698,462	$41,010,962

DIVIDEND POLICY

We expect initially to retain all earnings to operate and expand the business. It is unlikely that we will pay any cash dividends in the near future. Our ability to pay any cash dividends will depend primarily on Touchmark National Bank’s ability to pay dividends to us, which depends on the profitability of the bank. See “Supervision and Regulation — Touchmark National Bank — Dividends” on page 31 and “Supervision and Regulation — Touchmark National Bank — Capital Regulations” on page 32. In addition to the availability of funds from the bank, our dividend policy is subject to the discretion of our board of directors and will depend upon a number of factors, including future earnings, financial condition, cash needs, and general business conditions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

Touchmark Bancshares (formerly Touchstone Bancshares) was incorporated on April 3, 2007 to organize and own all of the capital stock of Touchmark National Bank (formerly Touchstone National Bank). On May 8, 2007, our organizers filed applications with the Office of the Comptroller of the Currency to charter the bank as a national bank and with the FDIC to receive federal deposit insurance. Whether the charter is issued and deposit insurance is granted will depend upon, among other things, compliance with legal requirements imposed by the Office of the Comptroller of the Currency and the FDIC, including capitalization of the bank with at least a specified minimum amount of capital, which will be $25,000,000. We received preliminary approval from the Office of the Comptroller of the Currency in August 2007 and preliminary approval from the FDIC in September 2007. We have also filed an application with, and received approval from, the Federal Reserve to become a bank holding company and acquire the capital stock of the bank. We expect to receive all final regulatory approvals during the first quarter of 2008.

Financial Results

As of May 31, 2007, we had total assets of $143,794, consisting primarily of cash, furniture, equipment and prepaid rent. We incurred a net loss of $509,815 for the period from our inception on April 3, 2007 through May 31, 2007.

Expenses

On completion of the offering and opening of the bank, we expect we will have incurred the following expenses:

•	$75,000 in expenses of the offering, which will be subtracted from the proceeds of the offering.

•

Approximately $1,433,000 in expenses to organize Touchmark Bancshares and to organize and prepare to open Touchmark National Bank, consisting principally of salaries, leasehold improvements, branch equipment and other operating costs, which will be charged against the income of Touchmark Bancshares and Touchmark National Bank.

Prior to our completion of this offering, these expenses have been funded by non-interest-bearing advances from our organizers and by establishing a line of credit in the amount of up to $2.5 million at a rate of prime minus 0.5% that are guaranteed by our organizers. We will use the proceeds of this offering to repay these organizer advances and the amounts due under our lines of credit. We anticipate that the proceeds of the offering will be sufficient to satisfy the corporation’s financial needs for at least the next three years.

Offices and Facilities

Our telephone number is (770) 407-6700. We are located at 3740 Davinci Court, Suite 150, Norcross, Georgia 30092, which we are leasing for a period of 39 months with rent of $4,783.00 per month. This office, which we will lease, serves as our executive headquarters and will also become a limited service branch office when the bank opens. Our main office will be located at 3170 Peachtree Industrial Boulevard, Suite 100, Duluth, Georgia 30097. This office is currently undergoing renovations, which are expected to be completed during the fourth quarter of 2007. Our executive headquarters will serve as our temporary main office if these renovations are not completed when we are ready to open the bank. In addition, we plan to open a full service branch in Doraville, Georgia, during the first quarter of 2008. This branch will be located in the Pavilion Shopping Center at the intersection of Peachtree Industrial Boulevard and Peachtree Road, which is currently under development. The address will be Suite C-121, 6100 Peachtree Road, Doraville, Georgia 30340.

Liquidity and Interest Rate Sensitivity

Touchmark National Bank, like most banks, will depend on its net interest income for its primary source of earnings. Net interest income is the difference between the interest we charge on our loans and receive from our investments, our assets, and the interest we pay on deposits, our liabilities. Movements in interest rates will cause our earnings to fluctuate. To lessen the impact of these margin swings, we intend to structure our balance sheet so that we can reprice the rates applicable to our assets and liabilities in roughly equal amounts at approximately the same time. We will manage the bank’s asset mix by regularly evaluating the yield, credit quality, funding sources, and liquidity of its assets. We will manage the bank’s liability mix by expanding our deposit base and converting assets to cash as necessary. If there is an imbalance in our ability to reprice assets and liabilities at any point in time, our earnings may increase or decrease with changes in the interest rate, creating interest rate sensitivity. Interest rates have historically varied widely, and we cannot control or predict them. Despite the measures we plan to take to lessen the impact of interest rate fluctuations, large moves in interest rates may negatively impact our profitability.

We have also established a line of credit in the amount of up to $2,500,000 and have received cash advances from our organizers totaling $440,000 that we will use to pay organizational and pre-opening expenses. We believe that the minimum proceeds of $31,250,000 from the offering will satisfy the cash requirements for at least the first three years for both Touchmark Bancshares and Touchmark National Bank. Specifically, we anticipate that Touchmark Bank’s initial capitalization of $25,000,000 will allow us to grow the bank’s loan portfolio at a reasonable pace and to pay operating expenses during the first three years of operations while maintaining capital levels that comply with banking regulatory guidelines. We anticipate that the remaining proceeds will be sufficient to pay our operational expenses for at least three years. Following the completion of the offering, we will manage our liquidity by actively monitoring the bank’s sources and uses of funds to meet cash flow requirements and maximize profits. We do not anticipate that we will need to raise additional funds to meet the required operating expenditures for Touchmark Bancshares and Touchmark National Bank over the next 12 months. All anticipated material expenditures for such period have been identified, including salaries, furniture, fixtures and equipment expenses, and leasehold improvements, and provided for out of the proceeds of this offering. See “Use of Proceeds” on page 13.

We expect to complete our organizational activities and commence banking operations during the first quarter of 2008. Any delay in opening the bank will increase our organizational and pre-opening expenses and postpone our realization of potential revenues. We anticipate that these costs would range from $90,000 to $110,000 each month the opening of the bank is delayed. Such a delay may occur as a result of, among other things, delays in receiving all necessary regulatory approvals or our inability to achieve the minimum offering of $31,250,000. In the event we experience an extended delay in opening the bank, we may be required to seek additional borrowings, whether through increasing our existing lines of credit with The Bankers Bank, or through an additional line of credit with another lender. There can be no assurance that we will be able to obtain such financing on satisfactory terms.

If we are unable to raise the minimum proceeds of $31,250,000 from this offering, we will use the cash advances by our organizers to pay expenses and, to the extent necessary, each organizer will be responsible for his or her pro rata share of any remaining expenses, including any amounts due under our lines of credit, and we will liquidate the company.

Capital Adequacy

Capital adequacy for banks and bank holding companies is regulated by the Office of the Comptroller of the Currency, the Federal Reserve Board of Governors, and the FDIC. The primary measures of capital adequacy are risk-based capital guidelines and the leverage ratio. Changes in these guidelines or in our levels of capital can affect our ability to expand and pay dividends. Please see “Supervision and Regulation—Touchmark National Bank—Capital Regulations” on page 33 for a more detailed discussion.

Recently Issued Accounting Standards

The following is a summary of recent authoritative pronouncements that affect our accounting, reporting, and disclosure of financial information.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement does not require any new fair value measurements, but rather eliminates inconsistencies found in various prior announcements. The provisions of this statement are effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We do not expect the adoption of SFAS No. 157 to have any material impact on our financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 permits entities to make an irrevocable election, at specified election dates, to measure eligible financial instruments and certain other items at fair value. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. The provisions of this statement are effective as of the beginning of the first fiscal year that begins after November 15, 2007. We do not expect the adoption of SFAS No. 159 to have any material impact on our financial position, results of operations or cash flows.

PROPOSED BUSINESS

General

We formally initiated activity to form Touchmark National Bank (formerly Touchstone National Bank) in March 2006 and incorporated Touchstone Bancshares, Inc., as a Georgia corporation in April 2007 to function as a holding company to own and control all of the capital stock of Touchmark National Bank. On December 10, 2007, we changed our name from “Touchstone Bancshares, Inc.” to “Touchmark Bancshares, Inc.”. We initially will engage in no business other than owning and managing the bank.

We have chosen this holding company structure because we believe it will provide flexibility that would not otherwise be available. Subject to Federal Reserve Board debt guidelines, the holding company structure can assist the bank in maintaining its required capital ratios by borrowing money and contributing the proceeds to the bank as primary capital. Additionally, a holding company may engage in non-banking activities that the Federal Reserve Board has deemed to be closely related to banking. Although we do not presently intend to engage in other activities, we will be able to do so with a proper notice or filing to the Federal Reserve if we believe that there is a need for these services in our market area and that the activities could be profitable.

We filed an application with the Office of the Comptroller of the Currency on May 8, 2007 to organize the bank as a national bank and with the FDIC to obtain deposit insurance. We received preliminary approval from the Office of the Comptroller of the Currency in August 2007 and from the FDIC in September 2007. We have also filed an application and received approval from the Board of Governors of the Federal Reserve System to become a bank holding company. Subject to receiving final regulatory approval from the OCC and FDIC, we plan to open the bank during the first quarter of 2008 and will engage in a general commercial and consumer banking business as described below. Final approvals will depend on compliance with regulatory requirements, including our capitalization of the bank with at least $25,000,000 from the proceeds of this offering.

Market Area and Competition

Service Area. Our primary service area will lie in Gwinnett County and the surrounding areas, with a focus on the Buford Highway corridor between the cities of Chamblee and Buford. Our initial main office will be located in Duluth near the intersection of Peachtree Industrial Boulevard and Abbotts Bridge Road. This office will be located at the end of a shopping center and will provide excellent visibility and access. We will also have a limited service branch office located in Norcross. This branch office will also serve as our executive headquarters and lending headquarters until we construct a permanent main office located near I-85 in Duluth in the third year of operations. Our anticipated expansion plans also include opening a full service branch in Doraville during the first year of operation. This branch office will extend the reach of our bank into DeKalb County.

Economic and Demographic Factors. Located 30 minutes northeast of Atlanta and situated along I-85 and I-285, Gwinnett County, Georgia is one of the fastest growing counties in Georgia. Our primary service area is characterized by a diverse economy, a large business base, growing jobs and population. Gwinnett County also has a relatively low unemployment rate. According to the Bureau of Labor Statistics, Gwinnett County’s unemployment rate was 3.9% at March 31, 2007, compared with a 4.7% unemployment in Georgia. Major employers in Gwinnett County include Gwinnett County Public Schools, Gwinnett County Government, Gwinnett Health Care System, Wal-Mart, Publix, the U.S. Postal Service, and the State of Georgia. The amenities and opportunities that our primary service area offers are wide-ranging from housing, education, healthcare, shopping, recreation, and culture. We believe these factors make the quality of life in the area attractive.

Our primary service area has also experienced solid population growth. Since 1990, the population in Gwinnett County has increased over 105%. In 2005, the population of Gwinnett County was 726,000, as estimated by Gwinnett County officials. By 2030, growth is expected to reach 1,300,000. Between 1990 and 2000, the Atlanta Metropolitan Statistical Area, which includes Gwinnett County, added almost 1,000,000 new residents. Gwinnett County experienced the largest increase with over 235,538 new residents and the second largest percentage change, an increase of 67%. In addition to this growth, the area’s demographics have changed considerably over the last 15 years. While the population of Gwinnett County grew 67% between 1990 and 2000, the County’s minority population increased by 397%. As a result of this increase, the proportion of the minority population in Gwinnett grew from 11% to 31%. Between 1990 and 2005, Gwinnett County’s Asian and Pacific Islander population increased by 32,276 or 319%. In 2000, over 42,000 Asians resided in Gwinnett County, accounting for 7.2% of the total population, up from 2.9% in 1990. Over the next 13 years, this population is expected to increase from 9% of the County’s population to 15% of the County’s population. We believe that the diverse ethnic backgrounds and strong ethnic ties of our organizers within the Asian business community will create immediate business opportunities for the bank.

Competition. The banking business is highly competitive. We will compete as a financial intermediary with other commercial banks, savings banks, credit unions, finance companies, and money market mutual funds operating in our primary service area. According to FDIC data as of June 30, 2006, there were 132 banking offices representing 37 financial institutions operating in our primary service area and holding over $8.2 billion in deposits. Many of these institutions have substantially greater resources and lending limits than we will have, and many of these competitors offer services, including extensive and established branch networks and trust services, that we either do not expect to provide or will not provide initially. Our competitors include large national, super regional and regional banks like Wachovia Bank, Bank of America, and Sun Trust Bank as well as established community banks such as Haven Trust Bank, Gwinnett Community Bank and Peachtree Bank. Nevertheless, we believe that our management team, our focus on relationship banking, and the economic and demographic dynamics of our service area will allow us to gain a meaningful share of the area’s deposits.

Business Strategy

Management Philosophy. Touchmark National Bank will be a locally-owned and operated bank organized to serve consumers and small-to-medium-sized commercial, professional and service companies. A primary reason for our efforts in forming the bank lies in our belief that a community-based bank, with a personal focus, can better identify and serve local relationship banking needs than can a branch or subsidiary of larger outside banking organizations. We believe that our organizers extensive business experience and contacts in the market will facilitate this vision and will help to create immediate business opportunities for the bank. We believe that we can be successful by offering a higher level of customer service and a management team more focused on the needs of the community than most of our competitors who often have key decision makers located outside of our market area. We believe that this approach will be enthusiastically supported by the community. It has been our experience that a client’s relationship with a banker, the quality and responsiveness of service, the convenience of doing business and rational pricing of products and services are of the highest priority to bank clients.

Operating Strategy. In order to compete with other financial institutions in the primary service area, Touchmark National Bank intends to utilize personalized service to the greatest extent possible. Personalized service will include an emphasis on face-to-face interaction and client calls by the bank’s officers, directors and employees. In competing in such a diversified market served by large holding company banks and branches, we will employ the following business strategies:

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Experienced Senior Management. We have retained Bill Short to lead the management team as our president and chief executive officer. Mr. Short has over 30 years of banking experience in Metropolitan Atlanta with Wachovia Bank, N.A, including most recently as senior vice president/group executive and managing director of several Atlanta Wealth Management Teams. He left Wachovia Bank, N.A. and joined our bank in December 2006. We have also hired Bob Koncerak as our chief financial officer. Mr. Koncerak has over 20 years of banking, capital markets and financial services experience. He most recently served as an SVP and regional CFO of Wachovia Bank, N.A.

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Other Executives. We are in the process of assembling a management team with significant banking experience. We have hired James E. LeBow as our chief credit officer. He has over 25 years of banking experience. He most recently served as a division president for Georgia Trust Bank. We expect other officers that we hire to be individuals who reside in our primary market area and have local banking experience and a history of service to the community. Based upon the community’s response to our marketing effort, we believe there are several local experienced banking executives who would be interested in joining our community banking effort.

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Community-Oriented Board of Directors. Our management team will operate under the direction of our board of directors. As described in the Management section below, our directors have diverse ethnic backgrounds and most of them are long time residents and business persons and professionals in our primary service area with significant community involvement. These directors are dedicated to the success of the bank and will play an important part in marketing the new bank in the community.

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Local Services and Decision Making. We believe our customers will enjoy a professional and consistent banking environment with local decision-making and personal access to bankers that strive to understand their financial needs. We will seek to be identified as a community bank that cares about its customers. In order to accomplish this, we plan on hiring local bankers who are recognized for their community involvement and successful banking background.

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Focus on Small- to Mid-Sized Commercial Market Sector. Although size gives larger banks advantages in competing for business from large corporations, including higher lending limits and the ability to offer services in areas outside of our primary service area, we believe that there is a void in the community banking market in the Gwinnett County area, and that we can successfully fill this void. Initially, we will not compete with large institutions for the primary banking relationships of large corporations, but will compete for niches in this business and for the consumer business of their employees. We will also focus on small to medium-sized commercial, professional and service companies with annual revenues of less than $50 million who we believe can be better served by a locally based financial institution that can provide timely credit decision-making along with well defined corporate services. We intend to attract these types of businesses based on relationships and contacts which the bank’s directors and management have inside and outside our core service area. We believe we can distinguish ourselves by providing the level of personal service often associated with a community bank, while also offering the requisite technology and skilled advisors to deliver more sophisticated financial products and services than a typical community bank.

Lending Activities

General. We intend to emphasize a range of lending services, including real estate, commercial, and equity-line and consumer loans to individuals, small- to medium-sized businesses, and professional concerns that are located in or conduct a substantial portion of their business in the bank’s market area. We will compete for these loans with competitors who are well established in our service area and have greater resources and lending limits. As a result, in some instances, we may have to charge lower interest rates to attract borrowers.

The well established banks in our service area will make proportionately more loans to medium- to large-sized businesses than we will. Many of the bank’s anticipated commercial loans will likely be made to small- to medium-sized businesses which may be less able to withstand competitive, economic, and financial conditions than larger borrowers.

Loan Approval and Review. Our loan approval policies will provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer’s lending authority, the loan request will be considered and approved by an officer with a higher lending limit or the board of directors’ loan committee. We will not make any loans to any director of the bank unless the loan is approved by the board of directors of the bank and is made on terms not more favorable to the person than would be available to a person not affiliated with the bank. We currently intend to adhere to Federal National Mortgage Association and Federal Home Loan Mortgage Corporation guidelines in its mortgage loan review process, but may choose to alter this policy in the future. We expect to sell residential mortgage loans that we originate on the secondary market.

Loan Distribution. We will emphasize a variety of lending services, including real estate, commercial, and equity line and consumer loans to the individuals and small- to mid-size businesses that are located or conduct a substantial portion of their business in our primary market area. We estimate that our initial percentage distribution of our loans for the first year will be as follows:

Real Estate	40%
Commercial Loans	40%
Equity Line and Consumer Loans	10%
Residential Mortgage Loans	10%

Total	100%

These are estimates only. Our actual loan distribution will depend on our customers and vary initially and over time.

Allowance for Loan Losses. We will maintain an allowance for loan losses, which we will establish through a provision for loan losses charged against income. We will charge loans against this allowance when we believe that the collectibility of the principal is unlikely. The allowance will be an estimated amount that we believe will be adequate to absorb losses inherent in the loan portfolio based on evaluations of its collectibility. Over time, we will periodically determine the amount of the allowance based on our consideration of several factors, including:

•	an ongoing review of the quality, mix and size of our overall loan portfolio;

•	our historical loan loss experience;

•	evaluation of economic conditions;

•	specific problem loans and commitments that may affect the borrower’s ability to pay;

•	regular reviews of loan delinquencies and loan portfolio quality by our internal auditors and our bank regulators; and

•	the amount and quality of collateral, including guarantees, securing the loans.

Lending Limits. The bank’s lending activities will be subject to a variety of lending limits imposed by federal law. In general, the bank will be subject to a legal limit on loans to a single borrower equal to 15% of the bank’s capital and unimpaired surplus. Different limits may apply based on the type of loan or the nature of the borrower, including the borrower’s relationship to the bank. These limits will increase or decrease as the bank’s capital increases or decreases. Unless the bank is able to sell participations in its loans to other financial institutions, the bank will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits.

Credit Risk. The principal credit risk associated with each category of loans is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the manufacturing, services, and retail market segments. General economic factors affecting a borrower’s ability to repay include interest, inflation, employment rates, and the strength of local and national economy, as well as other factors affecting a borrower’s customers, suppliers, and employees.

With respect to real estate loans generally, the ability of a borrower to repay a real estate loan will depend upon a number of economic factors, including employment levels and fluctuations in the value of real estate. In the case of a real estate purchase loan, the borrower may be unable to repay the loans at the end of the loan term and may thus be forced to refinance the loan at a higher interest rate, or, in certain cases, the borrower may default as a result of its inability to refinance the loan. In either case, the risk of nonpayment by the borrower is increased. In the case of a real estate construction loan, there is generally no income from the underlying property during the construction period, and the developer’s personal obligations under the loan are typically limited. Each of these factors increases the risk of nonpayment by the borrower. The marketability of all real estate loans, including adjustable rate mortgage loans, is also generally affected by the prevailing level of interest rates.

The well established financial institutions in our primary service area are likely to make proportionately more loans to medium- to large-sized businesses than we will make. Many of our anticipated commercial loans will be made to small- to medium-sized business that may be less able to withstand competitive, economic and financial pressures than large borrowers. Our commercial loan portfolio is expected to consist of loans to individual, partnership and corporate borrowers that are primarily located in Gwinnett County, Georgia. Accordingly, we anticipate that our commercial borrowers will reflect the diversified businesses of our primary service area, and will principally include commercial, professional and retail service firms. The risks associated with commercial loans depend to a large extent upon various economic factors, including the strength of the economy in our primary service area and the ability of our commercial borrowers to properly evaluate and respond to a changing marketplace.

Consumer loans generally involve more credit risks than other loans because of the type and nature of the underlying collateral or because of the absence of any collateral. Consumer loan repayments are dependent on the borrower’s continuing financial stability and are likely to be adversely affected by job loss, divorce and illness. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the case of default. In most cases, any repossessed collateral will not provide an adequate source of repayment of the outstanding loan balance. Although the underwriting process for consumer loans includes a comparison of the value of the security, if any, to the proposed loan amount, we cannot predict the extent to which the borrower’s ability to pay, and the value of the security, will be affected by prevailing economic and other conditions.

Real Estate Loans. We expect that loans secured by first or second mortgages on real estate will make up approximately 60% of the bank’s loan portfolio. These loans will generally fall into one of three categories: residential real estate loans, commercial real estate loans, and construction development loans. These loans include commercial loans where the bank takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but will exclude home equity loans, which are classified as consumer loans. We expect to focus our real estate-related activity in four areas: (1) commercial and residential real estate development loans, (2) home improvement loans, (3) conforming and non-conforming mortgages and (4) owner-occupied commercial real estate loans.

The bank’s residential real estate loans will consist of residential first and second mortgage loans and residential construction loans. We will offer fixed and variable rates on mortgages. These loans will be made consistent with the bank’s appraisal policy and with the ratio of the loan principal to the value of collateral as established by independent appraisal generally not to exceed 85%. We expect these loan to value ratios will be sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market. Some loans may be sold in the secondary market in conjunction with performance management or portfolio management goals.

Real estate-related products include:

•	home mortgage loans (conventional, FHA and non-conforming) to 1-4 owner-occupied homes;

•	home improvement loans;

•	acquisition and development (A & D) loans for residential and multi-family construction loans;

•	construction and permanent lending for investor-owned property; and

•	construction and permanent lending for commercial (owner occupied) property.

The primary risk associated with residential real estate loans is the risk that the primary source of repayment, the residential borrower, will be insufficient to service the debt. If a real estate loan is in default, we also run the risk that the value of a residential real estate loan’s secured real estate will decrease, and thereby be insufficient to satisfy the loan. To mitigate these risks, we will evaluate each borrower on an individual basis and attempt to determine its credit profile.

Construction and development loans generally carry a higher degree of risk than long term financing of existing properties. Repayment usually depends on the ultimate completion of the project within cost estimates and on the sale of the property. Specific risks include cost overruns, mismanaged construction, inferior or improper construction techniques, economic changes or downturns during construction, a downturn in the real estate market, rising interest rates which may prevent sale of the property and failure to sell completed projects in a timely manner. We will attempt to reduce risk by obtaining personal guarantees where possible, and by keeping the loan-to-value ratio of the completed project below specified percentages. We may also reduce risk by selling participations in larger loans to other institutions when possible.

Risks associated with commercial real estate loans include fluctuations in the value of real estate, employment rates, tenant vacancy rates and the quality of the borrower’s management. In addition, commercial real estate loans are generally riskier than residential real estate loans because such commercial properties may be limited to a specific use making it more difficult to sell such properties to recover loan losses. To mitigate these risks, we will evaluate each borrower on an individual basis and attempt to determine its business risks and credit profile. We will attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio is established by independent appraisals. We will typically review the personal financial statements of the principal owners and require their personal guarantees. We will also attempt to limit our risk by analyzing borrowers’ cash flow and collateral value on an ongoing basis.

Small Business Lending. We expect that our commercial lending will be focused on small- to medium-size businesses located in or serving the primary service area. We consider “small businesses” to include commercial, professional and retail firms with annual sales of $50 million or less. Commercial lending will include loans to entrepreneurs, professionals and small- to medium-sized firms.

Small business products will include:

•	Working capital and lines of credit;

•	Business term loans to purchase fixtures and equipment, site acquisition or business expansion;

•	Inventory, accounts receivable lending; and

•	Construction loans for owner-occupied buildings.

Within small business lending, we also plan to utilize government enhancements such as the Small Business Administration (“SBA”) programs. These loans will typically be partially guaranteed by the government. Government guarantees of SBA loans will not exceed 80% of the loan value, and will generally be less.

Commercial Loans. Many types of loans will be available to business organizations and individuals on a secured and unsecured basis, including commercial, term, working capital, asset based, SBA loans, commercial real estate, lines of credit, and mortgages. We intend to focus its commercial lending efforts on companies with revenue of less than $50 million. Construction loans will be available for eligible individuals and contractors. The construction lending will be short-term, generally with maturities of less than twelve months; and be set up on a draw basis.

The primary risk for commercial loans and small business lending is the failure of the business due to economic and financial factors. As a result, the quality of the commercial borrower’s management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower’s creditworthiness and our decision to make a commercial loan.

Consumer Loans. We intend to offer consumer loans to customers in our primary service area. Consumer lending products include:

•	home improvement loans;

•	automobile, RV and boat loans;

•	installment loans (secured and unsecured); and

•	consumer real estate lending as discussed above.

Consumer loans are generally considered to have greater risk than first or second mortgages on real estate because the value of the secured property may depreciate rapidly, they are often dependent on the borrower’s employment status as the sole source of repayment, and some of them are unsecured. To mitigate these risks, we will analyze selective underwriting criteria for each prospective borrower, which may include the borrower’s employment history, income history, credit bureau reports, or debt to income ratios. If the consumer loan is secured by property, such as an automobile loan, we will also attempt to offset the risk of rapid depreciation of the collateral with a shorter loan amortization period. Despite these efforts to mitigate our risks, consumer loans have a higher rate of default than real estate loans. For this reason, we will also attempt to reduce our loss exposure to these types of loans by limiting their sizes relative to other types of loans. There are no plans to engage in any sub-prime or speculative lending, including plans to originate loans with high loan-to-value ratios.

Deposit Services

We intend to offer a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, commercial accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates will be tailored to our primary service area at competitive rates. In addition, we intend to offer certain retirement account services, including IRAs. We intend to solicit these accounts from individuals, businesses, and other organizations.

Deposit Distribution. We estimate that our initial percentage distribution of our deposits for the first year will be as follows:

Demand Deposit	5%
Savings & Money Market	25%
Time Deposits	70%

Total	100%

These are estimates only. Our actual deposit distribution will depend on our customers and will vary initially and over time.

Other Banking Services

We will offer cashier’s checks, banking by mail, direct deposit of payroll and social security checks, United States Savings Bonds, and travelers checks. We plan for the bank to become associated with national ATM networks that may be used by the bank’s customers throughout the country. We believe that by being associated with a shared network of ATMs, we will be better able to serve our customers and will be able to attract customers who are accustomed to the convenience of using ATMs. We intend to begin offering these services shortly after opening the bank. We also plan to offer a debit card and credit card services through a correspondent bank as an agent for the bank. Once we are operating, we anticipate that the bank may offer other bank services including, lines of credit, 24-hour telephone banking, and on-line banking. We do not expect the bank to exercise trust powers during its initial years of operation.

Employees

We anticipate that, upon commencement of operations, the bank will have approximately 15 full-time employees. Touchmark Bancshares, as the holding company for the bank, will not have any employees other than its officers.

Properties

We are located at 3740 Davinci Court, Suite 150, Norcross, Georgia 30092. The space is subject to a lease, which began on May 1, 2007, with a 39-month term. Annual rent is $20.50 per square foot during the first year, or $4,783.00 per month, with incremental increases, over the term of the lease, ending at $22.40 per square foot during the final three months of the lease. Leased space is approximately 2,800 feet.

Our initial main office will be located at the intersection of Peachtree Industrial Boulevard and Abbotts Bridge Road in the end cap of a shopping center. Our address will be 3170 Peachtree Industrial Boulevard, Suite 100, Duluth, Georgia 30097. This office of approximately 3,000 square feet is currently undergoing renovations, which are expected to be completed during the first quarter of 2008. We have entered into a five-year lease (with two five-year renewal options), effective on the date we obtain our national bank charter, which provides for monthly rent of $5,525.00. If renovations on this facility are not complete when the bank is ready to open, our executive offices in Norcross will serve as our temporary main office.

We also plan to open, during the third quarter of 2008, a full service branch in Doraville, Georgia. This branch will be located in the Pavilion Shopping Center at the intersection of Peachtree Industrial Boulevard and Peachtree Road, which is currently under development. The address will be Suite C-121, 6100 Peachtree Road, Doraville, Georgia 30340. We have entered into a five-year lease (with a five-year renewal option) with respect to this space, effective at the time of possession, which provides for rent at $30 per square foot for the first year, or $8,162.50 per month, and a 2% increase each year thereafter. The space will be approximately 3,265 square feet.

Our current plans are to relocate our executive offices and the bank’s main office during the third year of operations to a new facility in Duluth, Georgia. At that time, our initial main office, located near Abbotts Bridge Road, would be retained as a branch office. On December7, 2007, we purchased 9.7 acres of land on Satellite Boulevard near I-85 in Duluth, Georgia, as a potential site for our future main office, for approximately $2.3 million. We acquired rights to purchase this property after being assigned an option, at par, from JWB Realty Services, LLC, a business interest of one of our organizers, J. William Butler. We financed this with a loan in the amount of $2.3 million guaranteed by our organizers, and we will use the proceeds of this offering to repay the loan. We are considering various alternatives, including finding a suitable project partner who will purchase the site from us and construct an office building to our specifications that we will lease, or contracting for the construction of the building that we will own.

Legal Proceedings

Neither we nor any of our properties are subject to any material legal proceedings.

SUPERVISION AND REGULATION

Both Touchmark Bancshares and Touchmark National Bank are subject to extensive state and federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight of virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not shareholders. The following summary is qualified by reference to the statutory and regulatory provisions discussed. Changes in applicable laws or regulations may have a material effect on our business and prospects. Beginning with the enactment of the Financial Institutions Reform Recovery and Enforcement Act in 1989 and followed by the FDIC Improvement Act in 1991 and the Gramm-Leach-Bliley Act in 1999, numerous additional regulatory requirements have been placed on the banking industry in the past several years, and additional changes have been proposed. Our operations may be affected by legislative changes and the policies of various regulatory authorities. We cannot predict the effect that fiscal or monetary policies, economic control, or new federal or state legislation may have on our business and earnings in the future.

The following discussion is not intended to be a complete list of all the activities regulated by the banking laws or of the impact of such laws and regulations on our operations. It is intended only to briefly summarize some material provisions.

Touchmark Bancshares, Inc.

Because it will own the outstanding capital stock of the bank, Touchmark Bancshares will be a bank holding company under the federal Bank Holding Company Act of 1956. As a result, we will be primarily subject to the supervision, examination and reporting requirements of the Bank Holding Company Act. As a bank holding company to be located in Georgia, the Georgia Department of Banking and Finance will also regulate and monitor significant aspects of our operations.

The Bank Holding Company Act. Under the Bank Holding Company Act, Touchmark Bancshares will be subject to periodic examination by the Federal Reserve and will be required to file periodic reports of its operations and any additional information that the Federal Reserve may require. Our activities at the bank and holding company level will be limited to:

•	banking and managing or controlling banks;

•	furnishing services to or performing services for its subsidiaries; and

•	engaging in other activities that the Federal Reserve determines to be so closely related to banking and managing or controlling banks as to be a proper incident thereto.

Investments, Control, and Activities. With certain limited exceptions, the Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

•	acquiring substantially all the assets of any bank;

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acquiring direct or indirect ownership or control of any voting shares of any bank if after the acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares); or

•	merging or consolidating with another bank holding company.

In addition, and subject to certain exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of a bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either the company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction. Once we have in excess of 500 shareholders of record, we will be required to register under Section 12 of the Securities Exchange Act of 1934. The regulations provide a procedure for challenge of the rebuttable control presumption.

Under the Bank Holding Company Act, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in nonbanking activities unless the Federal Reserve Board, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve Board has determined by regulation to be proper incidents to the business of a bank holding company include:

•	making or servicing loans and certain types of leases;

•	engaging in certain insurance and discount brokerage activities;

•	performing certain data processing services;

•	acting in certain circumstances as a fiduciary or investment or financial adviser;

•	owning savings associations; and

•	making investments in certain corporations or projects designed primarily to promote community welfare.

The Federal Reserve Board will impose certain capital requirements on the company under the Bank Holding Company Act, including a minimum leverage ratio and a minimum ratio of “qualifying” capital to risk-weighted assets. These requirements are described below under “Capital Regulations.” Subject to its capital requirements and certain other restrictions, the company will be able to borrow money to make a capital contribution to the bank, and these loans may be repaid from dividends paid from the bank to the company. Our ability to pay dividends will be subject to regulatory restrictions. The company will also be able to raise capital for contribution to the bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

Source of Strength; Cross-Guarantee. In accordance with Federal Reserve Board policy, the company is expected to act as a source of financial strength to the bank and to commit resources to support the bank in circumstances in which the company might not otherwise do so. Under the Bank Holding Company Act, the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary, other than a nonbank subsidiary of a bank, upon the Federal Reserve Board’s determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank’s holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution’s financial condition.

The Gramm-Leach-Bliley Act. The Gramm-Leach-Bliley Act, previously known as the Financial Services Modernization Act of 1999, was signed into law on November 12, 1999. Among other things, the Act repeals the restrictions on banks affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The Act also permits bank holding companies that become financial holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorizes activities that are “complementary” to financial activities.

The Act is intended, in part, to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the Act may have the result of increasing the amount of competition that we face from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the Act will have on us.

State Law Restrictions. As a Georgia business corporation, we will be subject to certain limitations and restrictions under applicable Georgia corporate law.

Touchmark National Bank

Touchmark National Bank will operate as a national banking association incorporated under the laws of the United States and subject to examination by the Office of the Comptroller of the Currency. Deposits in the bank will be insured by the FDIC up to a maximum amount, which is currently $100,000 for each general depositor and $250,000 for certain retirement depositors.

The Office of the Comptroller of the Currency and the FDIC will regulate or monitor virtually all areas of the bank’s operations, including:

•	security devices and procedures;

•	adequacy of capitalization and loss reserves;

•	loans;

•	investments;

•	borrowings;

•	deposits;

•	mergers;

•	issuances of securities;

•	payment of dividends;

•	interest rates payable on deposits;

•	interest rates or fees chargeable on loans;

•	establishment of branches;

•	corporate reorganizations;

•	maintenance of books and records; and

•	adequacy of staff training to carry on safe lending and deposit gathering practices

The Office of the Comptroller of the Currency requires the bank to maintain specified capital ratios and imposes limitations on the bank’s aggregate investment in real estate, bank premises, and furniture and fixtures. The Office of the Comptroller of the Currency will also require the bank to prepare quarterly reports on the bank’s financial condition and to conduct an annual audit of its financial affairs in compliance with its minimum standards and procedures. As a new bank, we anticipate that we will be required to obtain from the Office of the Comptroller of the Currency a written determination of no objection before the bank engages in any significant deviation or change from its business plan or operations. In addition, during the first three years of the bank’s operations, the bank will be required to provide the FDIC with a copy of any such notice made to the Office of the Comptroller of the Currency.

FDIC Improvement Act. Under the Act, all insured institutions must undergo regular on-site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC, their federal regulatory agency, and their state supervisor when applicable. The FDIC Improvement Act directs the FDIC to develop a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. The FDIC Improvement Act also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to the following:

•	internal controls;

•	information systems and audit systems;

•	loan documentation;

•	credit underwriting;

•	interest rate risk exposure; and

•	asset quality

National banks and their holding companies which have been chartered or registered or have undergone a change in control within the past two years or which have been deemed by the Office of the Comptroller of the Currency or the Federal Reserve Board to be troubled institutions must give the Office of the Comptroller of the Currency or the Federal Reserve Board 30 days prior notice of the appointment of any senior executive officer or director. Within the 30 day period, the Office of the Comptroller of the Currency or the Federal Reserve Board, as the case may be, may approve or disapprove any such appointment.

Deposit Insurance and Assessments. The deposits of Touchmark National Bank will be insured to a maximum of $100,000 per depositor, except for “self-directed” retirement accounts, which are insured up to $250,000 per owner. All insured banks are required to pay semi-annual deposit insurance assessments to the FDIC which are determined pursuant to a risk-based system adopted by the FDIC. In 2006, the FDIC enacted various rules to implement the provisions of the Federal Deposit Insurance Reform Act of 2005 (the “FDI Reform Act”). On March 31, 2006, in accordance with the FDI Reform Act, the FDIC merged the Bank Insurance Fund and the Savings Association Insurance Fund to form the Deposit Insurance Fund (“DIF”). The FDIC also revised, effective January 1, 2007, the risk-based premium system under which the FDIC classifies institutions and generally assesses higher rates on those institutions that tend to pose greater risks to the DIF. Under the new rules, the FDIC will evaluate each institution’s, including Touchmark National Bank’s, risk based on a combination of the institution’s supervisory ratings and financial ratios. FDIC assessment rates will generally range between 5 and 7 cents per $100 in deposits.

Transactions with Affiliates and Insiders. The bank will be subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of the bank’s capital and surplus and, as to all affiliates combined, to 20% of the bank’s capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. Compliance is also required with certain provisions designed to avoid the taking of low quality assets.

The bank will also be subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies. The bank will be subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties, and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

Regulation W. The Federal Reserve Board has recently issued Regulation W, which codifies prior regulations under Sections 23A and 23B of the Federal Reserve Act and interpretative guidance with respect to affiliate transactions. Regulation W incorporates the exemption from the affiliate transaction rules but expands the exemption to cover the purchase of any type of loan or extension of credit from an affiliate. In addition, under Regulation W:

•	a bank and its subsidiaries may not purchase a low-quality asset from an affiliate;

•	covered transactions and other specified transactions between a bank or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices; and

•

with some exceptions, each loan or extension of credit by a bank to an affiliate must be secured by collateral with a market value ranging from 100% to 130%, depending on the type of collateral, of the amount of the loan or extension of credit.

Regulation W generally excludes all non-bank and non-savings association subsidiaries of banks from treatment as affiliates, except to the extent that the Federal Reserve Board decides to treat these subsidiaries as affiliates. Concurrently with the adoption of Regulation W, the Federal Reserve Board has proposed a regulation which would further limit the amount of loans that could be purchased by a bank from an affiliate to not more than 100% of the bank’s capital and surplus. This regulation has not yet been adopted.

Dividends. A national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank’s net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the Office of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. In addition, as a new bank, we will be required to maintain a risk-based total Tier 1 capital ratio equal to at least 8%, which would further limit our ability to pay dividends.

Branching. National banks are required by the National Bank Act to adhere to branch office banking laws applicable to state banks in the states in which they are located. Under current Georgia law, the bank may open branch offices throughout Georgia with the prior approval of the Office of the Comptroller of the Currency. In addition, with prior regulatory approval, the bank is able to acquire existing banking operations in Georgia. Furthermore, federal legislation has been passed which permits interstate branching through acquisitions. The new law permits out-of-state acquisitions by bank holding companies, interstate branching by banks if allowed by state law, and interstate merging by banks.

Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, or the Office of the Comptroller of the Currency shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on the bank. Under the Gramm-Leach-Bliley Act, banks with aggregate assets of not more than $250 million will be subject to a Community Reinvestment Act examination only once every sixty months if the bank receives an outstanding rating, once every forty-eight months if it receives a satisfactory rating, and as needed if the rating is less than satisfactory. Additionally, under the Gramm-Leach-Bliley Act, banks are required to publicly disclose the terms of various Community Reinvestment Act-related agreements.

The Gramm-Leach-Bliley Act. Under the Gramm-Leach-Bliley Act, subject to certain conditions imposed by their respective banking regulators, national and state-chartered banks are permitted to form “financial subsidiaries” that may conduct financial or incidental activities, thereby permitting bank subsidiaries to engage in certain activities that previously were impermissible. The Gramm-Leach-Bliley Act imposes several safeguards and restrictions on financial subsidiaries, including that the parent bank’s equity investment in the financial subsidiary be deducted from the bank’s assets and tangible equity for purposes of calculating the bank’s capital adequacy. In addition, the Gramm-Leach-Bliley Act imposes new restrictions on transactions between a bank and its financial subsidiaries similar to restrictions applicable to transactions between banks and nonbank affiliates.

The Gramm-Leach-Bliley Act also contains provisions regarding consumer privacy. These provisions require financial institutions to disclose their policy for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market an institution’s own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing, or other marketing to the consumer.

Other Regulations. Interest and other charges collected or contracted for by the bank will be subject to state usury laws and federal laws concerning interest rates. The bank’s loan operations will also be subject to federal laws applicable to credit transactions, such as:

•	the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of the bank will also be subject to:

•

the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•

the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Capital Regulations. The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios in excess of the minimums.

The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders’ equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

Under these guidelines, banks’ and bank holding companies’ assets are given risk-weights of 0%, 20%, 50%, or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight applies. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

The federal bank regulatory authorities have also implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points. As a new bank, we anticipate that the Office of the Comptroller of the Currency and the FDIC will require us to maintain a Tier 1 leverage ratio at opening of at least 8% and to maintain such ratio during our first three years of operations.

The FDIC Improvement Act established a new capital-based regulatory scheme designed to promote early intervention for troubled banks which requires the FDIC to choose the least expensive resolution of bank failures. The new capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” To qualify as a “well capitalized” institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. Initially, we will qualify as “well capitalized.”

Under the FDIC Improvement Act regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution increases, and the permissible activities of the institution decrease, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to do some or all of the following:

•	submit a capital restoration plan;

•	raise additional capital;

•	restrict their growth, deposit interest rates, and other activities;

•	improve their management;

•	eliminate management fees; or

•	divest themselves of all or a part of their operations.

A bank that is not “well capitalized” is also subject to certain limitations relating to so-called “brokered” deposits. Bank holding companies controlling financial institutions can be called upon to boost the institutions’ capital and to partially guarantee the institutions’ performance under their capital restoration plans.

These capital guidelines can affect us in several ways. If we grow at a rapid pace, our capital may be depleted too quickly, and a capital infusion from the holding company may be necessary which could impact our ability to pay dividends. Our capital levels will initially be more than adequate; however, rapid growth, poor loan portfolio performance, poor earnings performance, or a combination of these factors could change our capital position in a relatively short period of time.

Failure to meet these capital requirements would mean that a bank would be required to develop and file a plan with its primary federal banking regulator describing the means and a schedule for achieving the minimum capital requirements. In addition, such a bank would generally not receive regulatory approval of any application that requires the consideration of capital adequacy, such as a branch or merger application, unless the bank could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

Financial Institutions Reform Recovery and Enforcement Act. This act expanded and increased the enforcement powers of the regulators in terms of both civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain “institution-affiliated parties.” Institution-affiliated parties primarily include management, employees, and agents of a financial institution, as well as independent contractors and consultants such as attorneys and accountants and others who participate in the conduct of the financial institution’s affairs. These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. Civil penalties may be as high as $1,000,000 a day for such violations. Criminal penalties for some financial institution crimes have been increased to twenty years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, banking agencies’ power to issue cease-and-desist orders were expanded. Such orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnification or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

Privacy and Credit Reporting. Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing to consumers. It is the Bank’s policy not to disclose any personal information unless required by law.

Like other lending institutions, the Bank utilizes credit bureau data in its underwriting activities. Use of such data is regulated under the Federal Credit Reporting Act on a uniform, nationwide basis, including credit reporting, prescreening, sharing of information between affiliates, and the use of credit data. The Fair and Accurate

Credit Transactions Act of 2003 (the “FACT Act”) authorizes states to enact identity theft laws that are not inconsistent with the conduct required by the provisions of the FACT Act.

USA PATRIOT Act of 2002. In October 2002, the USA PATRIOT Act of 2002 was enacted in response to the terrorist attacks in New York, Pennsylvania, and Washington D.C. that occurred on September 11, 2001. The PATRIOT Act is intended to strengthen U.S. law enforcement’s and the intelligence communities’ abilities to work cohesively to combat terrorism on a variety of fronts. The potential impact of the PATRIOT Act on financial institutions is significant and wide ranging. The PATRIOT Act contains sweeping anti-money laundering and financial transparency laws and imposes various regulations, including standards for verifying customer identification at account opening, and rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties who may be involved in terrorism or money laundering.

Check 21. The Check Clearing for the 21st Century Act gives “substitute checks,” such as a digital image of a check and copies made from that image, the same legal standing as the original paper check. Some of the major provisions include:

•	allowing check truncation without making it mandatory;

•	demanding that every financial institution communicate to accountholders in writing a description of its substitute check processing program and their rights under the law;

•	legalizing substitutions for and replacements of paper checks without agreement from consumers;

•	retaining in place the previously mandated electronic collection and return of checks between financial institutions only when individual agreements are in place;

•

requiring that when accountholders request verification, financial institutions produce the original check (or a copy that accurately represents the original) and demonstrate that the account debit was accurate and valid; and

•	requiring the re-crediting of funds to an individual’s account on the next business day after a consumer proves that the financial institution has erred.

Effect of Governmental Monetary Policies. Our earnings will be affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank’s monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

Proposed Legislation and Regulatory Action. New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations, and competitive relationships of the nation’s financial institutions. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

MANAGEMENT

General

The following table sets forth the number and percentage of outstanding shares of common stock we expect to be beneficially owned by the organizers, directors and executive officers after the completion of this offering. With the exception of Paul P. Lam, Larry D. Silver and Debra D. Wilkins, all of our organizers will serve as directors. The addresses of our organizers, directors and executive officers are the same as the address of the bank. Prior to the offering, Mr. Short purchased 10 shares of common stock for $10.00 per share. We intend to redeem this stock after the offering. This table includes shares based on the “beneficial ownership” concepts as defined by the SEC. Our organizers, directors and executive officers are deemed to beneficially own shares being held by their spouses, minor children, and other relatives residing in their households, or by trusts, partnerships, corporations or deferred compensation plans for the benefit of such persons. In addition, this table reflects organizer warrants that will be granted to each organizer, which will be exercisable upon issuance. This table does not reflect director warrants that will be granted to each director, because these director warrants will not be exercisable within 60 days of the date of this prospectus. For additional information regarding the terms of the organizer and director warrants, see “Management–Organizer and Director Warrants.”

	Shares Anticipated to be Owned Following the Offering
Name of Beneficial Owner	Number of Shares Owned	Percent of Minimum Offering	Percent of Maximum Offering
Organizers and Executive Officers
J. Egerton Burroughs[1]	30,000	0.96%	0.72%
J. William Butler[1]	50,000	1.59%	1.20%
Daniel B. Cowart[1]	50,000	1.59%	1.20%
Barry A. Culbertson[1]	47,000	1.50%	1.13%
Howard R. Greenfield[1]	32,500	1.04%	0.78%
Yuling R. Hayter[1]	73,000	2.33%	1.75%
John L. Johnson[1]	35,000	1.12%	0.84%
Daniel J. Kaufman[1]	30,000	0.96%	0.72%
Moon K. Kim[1]	30,000	0.96%	0.72%
C. Hiluard Kitchens, Jr.[1]	30,000	0.96%	0.72%
Robert D. Koncerak	15,000	0.48%	0.36%
Paul P. Lam[2]	45,000	1.43%	1.08%
James LeBow	5,000	0.16%	0.12%
Sudhirkumar C. Patel[1]	32,000	1.02%	0.77%
Thomas E. Persons, Sr.[1]	40,000	1.28%	0.96%
Hasmukh P. Rama[1]	72,000	2.30%	1.73%
J.J. Shah[1]	210,000	6.70%	5.04%
Meena J. Shah[1]	210,000	6.70%	5.04%
William R. Short[1]	55,000	1.75%	1.32%
Larry D. Silver[2]	40,000	1.27%	0.96%
Debra D. Wilkins[2]	40,000	1.27%	0.96%
Bobby G. Williams[1]	40,000	1.28%	0.96%
Vivian A. Wong[1]	60,000	1.91%	1.44%
All organizers, directors and executive officers as a group (23 persons)[3]	1,271,500	37.86%	28.92%

[1]	Includes organizer warrants to acquire 10,000 shares of common stock.

[2]	Includes organizer warrants to acquire 20,000 shares of common stock.

[3]

Our organizers, directors and executive officers have committed to purchase at least 1,031,500 shares of common stock and will receive an aggregate of 240,000 organizer warrants. Three of our organizers—Paul L. Lam, Larry D. Silver and Debra D. Wilkins—will not serve as an officer or director following the offering.

Executive Officers, Organizers, and Directors of the Company

The following sets forth information regarding Touchmark Bancshares’ executive officers, organizers, and directors as of the date of this prospectus. Our articles of incorporation provide for a classified board of directors, so that, as nearly as possible, one-third of the directors are elected each year to serve three-year terms. At the first annual meeting of shareholders, the shareholders will elect the following: (i) Class I directors for a term expiring at the second annual meeting of shareholders, (ii) Class II directors for a term expiring at the third annual meeting of shareholders and (iii) Class III directors for a term expiring at the fourth annual meeting of shareholders. At each annual meeting of shareholders, successors to the class of directors whose term expires at the annual meeting will be elected for a three-year term. Our executive officers serve at the discretion of our board of directors.

Name	Age	Position
J. Egerton Burroughs	61	Director
J. William Butler	57	Director
Daniel B. Cowart	48	Director
Barry A. Culbertson	43	Director
Howard R. Greenfield	42	Director
Yuling R. Hayter	45	Director
John L. Johnson	61	Director
Daniel J. Kaufman	60	Director
Moon K. Kim	42	Director
C. Hiluard Kitchens, Jr.	54	Director
Robert D. Koncerak	46	Chief Financial Officer
Paul P. Lam	67	Organizer
James E. LeBow	49	Chief Credit Officer
Sudhirkumar C. Patel	49	Director
Thomas E. Persons, Sr.	61	Chairman of the Board
Hasmukh P. Rama	58	Director
J. J. Shah	56	Director
Meena J. Shah	55	Director
William R. Short	54	President, Chief Executive Officer, Director
Larry D. Silver	54	Organizer
Debra D. Wilkins	52	Organizer
Bobby G. Williams	51	Vice Chairman
Vivian A. Wong	66	Vice Chairman

J. Egerton Burroughs, director, has been a real estate developer in Conway, South Carolina and Myrtle Beach, South Carolina for over 35 years. Mr. Burroughs is chairman of the board of Burroughs & Chapin Company, and president of Burroughs Brothers Properties. In addition, he is a director and organizer of Crescent Bank, Myrtle Beach, South Carolina, and a past director of The Anchor Bank, Myrtle Beach, South Carolina. Mr. Burroughs is a graduate of the University of the South, Sewanee, Tennessee.

J. William Butler, director, is an Atlanta native and a graduate of Georgia State University. Mr. Butler is a licensed real estate broker and the owner and president of JWB Realty Services, LLC, a commercial brokerage, property management and leasing company. He previously served as president and director of AFCO Inc., an investment company, whose subsidiary AFCO Realty Services, LLC., is a full service commercial brokerage company.

Daniel B. Cowart, director, owns and operates Dan Cowart, Inc., a commercial and residential real estate development company located in Norcross, Georgia. He is a native of Atlanta and a graduate of the University of Georgia with a B.A. in real estate. During his 25 years in real estate, Mr. Cowart has developed over 1,700 residential lots in North Fulton, South Forsyth and Gwinnett Counties. In addition, Mr. Cowart served for seven years on the board of directors for The Peachtree Bank, Duluth, Georgia. He is involved in various community groups and currently serves on the board of trustees of Wesleyan School.

Barry A. Culbertson, director, is president and co-owner of Power Products Unlimited, Inc., a distributor of wireless device accessories since 1995. He has also been an active real estate and community bank investor for over a decade. Mr. Culbertson is a graduate of Florida Atlantic University and has resided in the Atlanta area for over 20 years. He previously volunteered in the Metro Atlanta Big Brothers/Big Sisters program and currently promotes teen driving safety in Georgia through the Joshua Brown Foundation.

Howard Greenfield, director, has been a real estate developer and investor in Georgia, Florida and North Carolina since 2006. Previously, Mr. Greenfield served as regional vice president of Mercury Interactive, a software company in Atlanta, from 1996 to 2005. From 2005 until July 2006, he served as vice president of sales for Witness Systems, a software company based in Roswell, Georgia, until he left to focus full-time on his real estate investments. Mr. Greenfield received his B.A. in finance from Florida Atlantic University.

Yuling R. Hayter, director, is a native of Taipei, Taiwan. She received her M.B.A. from the University of West Georgia in 1997. Ms. Hayter has been the co-owner of E.Z. Pay, Inc., a credit card processing company headquartered in Duluth, since 1997.

John L. Johnson, director, is the founder and president of Interstate Auction Company, which also operates under the name Interstate Brokers, a financial services consulting firm and national real estate auction company. Mr. Johnson has helped organize over 30 de novo banks. He is also the founder and president of Sperry Van Ness/Interstate Brokers, a commercial real estate brokerage company in Atlanta. Mr. Johnson has lived in Atlanta for over 30 years and is actively involved in various charitable organizations in the community. In addition, he has served on the boards of directors of the Atlanta Chamber of Commerce, the Gwinnett Chamber of Commerce, Leadership Atlanta Board of Trustees, Leadership Gwinnett Board of Trustees and the University Yacht Club Board of Governors. Mr. Johnson graduated from the University of Tennessee, and received M.S. degrees in industrial management and accounting, respectively, from the University of North Dakota, while serving as an officer with the United States Air Force.

Daniel J. Kaufman, director, retired from the United States Army, holding the rank of Brigadier General, in 2005. In September 2005, Mr. Kaufman became the charter president of Georgia Gwinnett College, the first new state college in Georgia since 1970. Previously, he served as dean of the academic board and chief academic officer at the United States Military Academy, West Point, New York. Mr. Kaufman graduated from the United States Military Academy and obtained a M.P.A. degree from Harvard University and a PhD from the Massachusetts Institute of Technology.

Moon Kim, director, is a real estate agent with RE/MAX Greater Atlanta, the largest franchise in the RE/MAX global network. Prior to joining RE/MAX, he was president and chief executive officer of Grace Medical Resources, Inc., a recruiting and placement firm specializing in the placement of foreign nurses in United State’s healthcare organizations, since 2002. Mr. Kim is also the president and chief executive officer of International Products Unlimited, an import and export firm based in Suwanee, Georgia.

C. Hiluard Kitchens, Jr., director, founded Hiluard Kitchens Homes, Inc., to develop and construct custom homes in the northeast Metropolitan Atlanta area, in 1991. His firm is a preferred builder for the Sugarloaf Country Club and The River Club in Gwinnett County. In addition, Mr. Kitchens is a founding member of Air & Energy Products, LLC, a manufacturer and distributor of indoor air quality products headquartered in Acworth, Georgia.

Robert D. Koncerak is our chief financial officer. He has over 20 years of experience in the financial services industry. He was most recently employed by Wachovia Bank, N.A., as SVP and regional CFO of the Wealth Management Division from February 2002 until February 2007, when he left to assist in the formation of the bank. While with Wachovia, N.A., Mr. Koncerak was responsible for the financial management of 19 Wealth Management Teams located throughout the south and western United States. From January 2000 until February 2002, he served as capital markets controller for Wachovia Bank, N.A. Mr. Koncerak graduated from Penn State University and received his M.B.A. from Duquesne University. He is actively involved in the community and serves on the boards of the Georgia Free Clinic Network and the Coverdell Leadership Institute.

Paul P. Lam, organizer, has served since 2000 as the production manager for SMW Corporation, an import/export firm headquartered in Honk Kong, China. Mr. Lam was an organizer of Independence National Bank in Greenville, South Carolina. He currently resides in Greenville, South Carolina and is active in various charitable organizations in the community.

James E. LeBow is our chief credit officer. He has over 25 years of experience in banking. He most recently served as a division president for Georgia Trust Bank in Cobb County, Georgia, from 2005 to 2006. Following a brief sabbatical from the business of banking, he joined our bank in July 2007. From 1980 to 2004, Mr. LeBow held various positions with SunTrust Bank, Atlanta, Georgia, including serving as the director of Risk Management for the Financial Institutions Division from 2002 to 2004. He is actively involved in development efforts at the Westminster Schools and with Children’s Healthcare of Atlanta. He is also a past board member of the Lando Land Company. Mr. Lebow received his bachelors degree in business administration from the University of North Carolina at Chapel Hill, and received his MBA degree from Georgia State University.

Sudhirkumar C. Patel, director, has been a practicing physician and partner of Carolina Internal Medicine in Greenville, South Carolina since 1990. Born in India, Dr. Patel graduated from the Baroda Medical College in India and completed his residency at Coney Island Hospital in Brooklyn, New York. In addition, Dr. Patel was an organizer and is a board member of Independence National Bank in Greenville, South Carolina. He currently resides in the Greenville, South Carolina area, and is actively involved with the Indian community in South Carolina. Dr. Patel is also a member of the Rotary Club of Greenville, the American College of Physicians, and the American Association of Indian Physicians.

Thomas E. Persons, Sr., director and chairman of the board, retired in 1996 as senior executive and general manager of the South Atlanta area for AT&T, the telecommunications company. While at AT&T, Mr. Persons was one of only two executives to serve for five years in AT&T’s Leaders Council, and was honored as AT&T General Manager of the Year for six years during his tenure. He is the cofounder and chief executive officer of the South Carolina Technology Alliance. From 1991 to 1994, he was the business advisory chairman and member of the board of directors of Milton National Bank. He is a Leadership Georgia graduate, a life member of the Atlanta Chamber of Commerce, where he served on the board of directors, as well as president of SME-A and was recognized as one of the five outstanding young leaders in Atlanta. Mr. Persons currently resides in Columbia, South Carolina, and is active in various charitable organizations and serves on numerous business boards and served as the chairman of the Greater Columbia, South Carolina, Chamber of Commerce and is Chairman Emeritus of the Capital City Club. He served as a Trustee of Columbia College for twelve years. He completed Emory University Graduate School’s Executive Management Program and the MIT Cambridge Institute’s AT&T Executive Program, and is also an Aspen Institute Fellow.

Hasmukh P. Rama, director, is the chairman of the board and chief executive officer of JHM Hotels, Inc., in Greenville, South Carolina, which owns and operates 29 hotels with over 4,000 rooms in six states. Mr. Rama has been in the lodging industry for over 30 years and has received several awards for his leadership in the industry. He is the former chairman of the American Hotel & Lodging Association and the founding chairman of the Asian American Hotel Owners Assocation. He obtained his M.B.A. from Xavier University and was awarded a Doctor of Business Administration in hospitality management, honoris causa, from Johnson & Wales University. Mr. Rama serves as an advisor to a number of hospitality schools including the mentorship program at Cornell University. In addition, he is a director and organizer of Independence National Bank in Greenville, South Carolina.

J.J. Shah, director, has been an orthopedic surgeon and president and owner of Gwinnett Clinic, Ltd., in Lawrenceville, Georgia, a multi-practice group with over 30 licensed physicians in 13 locations, since 1984. He received his M.S. from the Baroda Medical College in India in 1978 and received his Georgia state medical license in 1983. Dr. Shah is licensed by the American Board of Orthopedic Surgery and is a fellow in the American Academy of Orthopedic Surgeons.

Meena J. Shah, director, is an owner of Gwinnett Clinic, Ltd., in Lawrenceville, Georgia, where she has practiced family medicine and has been medical director for over 22 years. She obtained her M.D. in 1978 from the Baroda Medical College in India and completed her residency at the Medical College of Georgia in Augusta, Georgia.

William R. Short, director, is our president and chief executive officer. He has more than 30 years of banking experience in Metropolitan Atlanta having held various positions with Wachovia Bank, N.A., since 1976.

He was most recently senior vice president/group executive and managing director of several highly successful Atlanta Wealth Management Teams from 2001 until he joined our bank in December 2006. While at Wachovia, Mr. Short also led the banks significant retail and business banking growth in Gwinnett County in the 1980s and 1990s. Mr. Short is actively involved in the community, serving as a board member and chairman of both the Finance and Investment Committees of the Community Foundation for Northeast Georgia, and is a member of the Peachtree Corners Rotary Club. He is a past officer and director of numerous civic organizations including the Gwinnett Children’s Shelter, the Gwinnett Chamber of Commerce, the Gwinnett Convention & Visitor’s Bureau, the Gwinnett Council for Quality Growth, the Cobb Community Foundation, the Gwinnett Council for the Arts and the Atlanta Athletic Club. Mr. Short graduated with a bachelor’s degree in industrial management from Clemson University, obtained his M.B.A. degree from Duke University and has completed management development programs at the Tuck School of Business at Dartmouth and the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill.

Larry D. Silver, organizer, has been the owner of the Silver Companies, a real estate and investment company, for the last 35 years. Under his leadership, the Silver Companies have grown from a local development company in Fredericksburg, Virginia, to a national organization with offices in Washington, D.C. and Boca Raton, Florida, specializing in commercial and residential development and organizing real estate investment funds.

Debra D. Wilkins, organizer, has been a judicial assistant with the United States Court of Appeals for the Fourth Circuit, Greenville, South Carolina, for the past 20 years. She is married to the Honorable William W. Wilkins, Chief Judge of the United States Court of Appeals for the Fourth Circuit. Mrs. Wilkins has offices in Greenville, South Carolina and Richmond, Virginia. She and her husband reside in Greenville, South Carolina.

Bobby G. Williams, director and vice chairman, has been the president and chief executive officer of E.Z. Pay, Inc., a credit card processing company headquartered in Duluth, since 1997. He is also the chief executive officer of Innerspace Ads, Inc., an indoor advertising company. From 1987 to 1993, Mr. Williams was the Mayor of Duluth, Georgia, having served three complete two-year terms. He is a member of the advisory board of the National Processing Corporation and a former member of the advisory boards for Retriever Payment Systems and First National Bank of Omaha’s Merchant Processing Division. Mr. Williams resides in Suwanee, Georgia.

Vivian Wong, director and vice chairman, has been a real estate investor and developer for over thirty-two years and has developments throughout the Southeast. In 2001, Ms. Wong formed Pacific Gateway Capital, LLC, a company specializing in new United States/China trade including development of United States retail franchises in China and attracting Chinese investment to South Carolina. She is a co-founder and organizing director of Independence National Bank in Greenville, South Carolina. Ms. Wong currently resides in Greenville, South Carolina and is active in various charitable organizations and sits on several community boards and committees.

J.J. Shah and Meena J. Shah are husband and wife. Bobby G. Williams and Yuling Hayter are husband and wife. Vivian A. Wong is Paul P. Lam’s sister-in-law. There are no other family relationships among any of our executive officers or directors.

Employment Agreements

William R. Short. In December 2006, we entered into an employment agreement with Mr. Short under which he agreed to serve as president and chief executive officer of Touchmark Bancshares and Touchmark National Bank for a term of three years. Mr. Short’s employment with the company and the bank shall be automatically extended for additional terms of one year provided that our board of directors determines that he has met the company’s performance requirements and standards. During this term, Mr. Short is entitled to:

•	base salary of $200,000 per year, which may be increased from time to time by the board of directors;

•

cash bonus of up to 40%, 50% and 60%, respectively, of his annual salary following the first three anniversaries of the opening date of the bank, if the bank achieves certain performance levels to be determined from time to time by the board of directors;

•

options to purchase a number of shares of common stock equal to 1.0% of the number of shares actually sold in the offering for $10.00 per share. The award agreement for the stock option will provide that one-third of the options will vest on each of the first three anniversaries of the opening date of the bank;

•	participate in our retirement, welfare, and other benefit programs;

•	reasonable car allowance not to exceed $800 per month;

•	payment of premium on life insurance policy payable to the executive’s spouse and heirs at an aggregate cost of approximately $4,400 per year;

•	payment of premium on disability policy at an aggregate cost of approximately $4,800 per year;

•	reimbursement for club dues; and

•	reimbursement for travel and business expenses.

Pursuant to the terms of his employment agreement, Mr. Short is prohibited from disclosing our trade secrets or confidential information. If we terminate Mr. Short’s employment without cause, or if Mr. Short terminates his employment for good reason (as defined in his employment agreement), we will continue to pay his then base salary for the remaining term of the agreement. In addition, following a change in control, he will be entitled to severance equal to 12 months of his then base salary plus any bonus received by Mr. Short during the 12 months preceding the change in control. Finally, during his employment and for a period of 12 months thereafter, Mr. Short may not, subject to limited exceptions, (a) compete with us by forming, serving as an organizer, director, or officer of, or acquiring or maintaining an ownership interest in, a banking or financial services business located anywhere within 75 miles of our principal executive offices, (b) solicit our customers for a competing business, or (c) solicit our employees for a competing business.

Bob Koncerak. We also entered into an employment agreement with Mr. Koncerak to serve as the chief financial officer of Touchmark Bancshares and Touchmark National Bank for a term of two years. Mr. Koncerak’s employment with the company shall be automatically extended for additional terms of one year each provided that our board of directors determines that he has met the company’s performance requirements and standards. During this term, Mr. Koncerak is entitled to:

•	base salary of $165,000 per year, which may be increased from time to time by the board of directors;

•	cash bonus of $10,000 upon execution of the agreement;

•

options to purchase 15,000 shares of common stock for $10.00 per share. The award agreement for the stock option will provide that one-third of the options will vest on each of the first three anniversaries of the opening date of the bank;

•	participate in our retirement, welfare, and other benefit programs; and

•	reimbursement for travel and business expenses.

Pursuant to the terms of his employment agreement, Mr. Koncerak is prohibited from disclosing our trade secrets or confidential information. If we terminate Mr. Koncerak’s employment without cause, or if Mr. Koncerak terminates his employment for good reason (as defined in his employment agreement), we will continue to pay his then base salary for the remaining term of the agreement. In addition, following a change in control, he will be entitled to severance equal to 12 months of his then base salary plus any bonus received by Mr. Koncerak during the 12 months preceding the change in control. Finally, during his employment and for a period of 12 months thereafter, Mr. Koncerak may not, subject to limited exceptions, (a) compete with us by forming, serving as an organizer, director, or officer of, or acquiring or maintaining an ownership interest in, a banking or financial services business located anywhere within 75 miles of our principal executive offices, (b) solicit our customers for a competing business, or (c) solicit our employees for a competing business.

James E. LeBow. On June 20, 2007, we appointed Mr. LeBow as our chief credit officer. We have not entered into a written employment agreement with Mr. LeBow. Mr. LeBow currently receives an annual base salary of $110,000, which will be increased to $120,000 when the bank opens for business. In addition, Mr. LeBow will be entitled to options to purchase 7,500 shares of common stock for $10 per share. The award agreement for the stock option will provide that one-third of the options will vest on each of the first three anniversaries of the opening date of the bank.

Compensation of Directors

We do not intend to pay our holding company or bank directors fees until the bank is profitable. However, following completion of our initial public offering, we also reserve the right to pay our directors’ fees or compensate them through other means such as stock options.

Stock Option Plan

After the offering, we expect to adopt a stock incentive plan that will permit Touchmark Bancshares to grant options to its officers, directors, and employees. We anticipate that we will initially authorize the issuance of a number of shares under the stock option plan equal to 5% of the shares outstanding after the offering, including options granted to Messrs. Short and Koncerak pursuant to their employment agreements, and to Mr. LeBow pursuant to the terms of his employment. We do not intend to issue stock options at less than the fair market value of the common stock on the date of grant.

Organizer and Director Warrants

To date, we have funded our organizational expenses from direct cash advances made by our organizers and from draws made under our $2.5 million line of credit agreement with The Bankers Bank. We intend to fund any additional organizational and pre-opening expenses incurred before the bank opens for business from draws made under the line of credit. In addition, we have borrowed $2.3 million to finance the purchase of land in Duluth, which location may be the site of a new main office and executive headquarters estimated to be built during our third year of operation. Each organizer, other than Paul P. Lam, Larry D. Silver and Debra D. Wilkins, has individually guaranteed a pro rata amount of our line of credit and a pro rata amount of our real estate loan. We expect to incur a total of approximately $1.4 million in organizational and other pre-openings expenses, not including any amounts borrowed to purchase land for the site of our future main office. These expenses are described more fully in the section titled “Use of Proceeds”. In the event that we do not open, our organizers will bear the risk of loss with respect to any direct cash advances that have not been repaid and may be pursued by The Bankers Bank with respect to any funds drawn under the line of credit, and by the lender with respect to any loan to purchase land.

As previously stated, our organizers and executive officers intend to purchase at least 1,031,500 shares of our common stock in this offering at a price of $10.00 per share. In consideration for assisting in our organization and in recognition of the substantial financial risks undertaken by our organizers, we intend to grant an aggregate of 450,000 organizer and director warrants to our organizers. None of these warrants may be exercised in a cashless or net-cash exercise. Each of our organizers who are providing cash advances of $20,000 and a limited guarantee of the line of credit and the loan to purchase land will receive organizer warrants to purchase one share of our common stock for $10.00 per share for every share they purchase in the offering, up to a maximum of 10,000 organizer warrants per organizer, and up to a maximum of 20,000 organizer warrants if the organizers are required to personally guarantee a pro rata amount of any land loan. Paul P. Lam, Larry D. Silver and Debra D. Wilkins, who will not serve as directors, are each providing cash advances of $200,000, and will each receive an organizer warrant to purchase one share of our common stock for $10.00 per share for every share they purchase in the offering, up to a maximum of 20,000 shares each. Organizer warrants will be fully vested upon issuance and will be exercisable in whole or in part during the 10 year period following the opening of the bank. The organizer warrants will be transferable and the shares issued pursuant to the exercise of such warrants will be subject to transferability restrictions applicable to affiliates of Touchmark Bancshares. For more information on these restrictions see “Shares Eligible for Future Sale” on page 47. If the OCC issues a capital directive or other order requiring the bank to obtain additional capital, the organizer warrants will be forfeited if not immediately exercised.

The remainder of the 450,000 warrants will be designated as director warrants such that each organizing director will also receive, for no additional consideration, a warrant to purchase one share of common stock at a purchase price of $10.00 per share for every one share the organizing director purchases in the offering, less the number of shares such director can purchase by exercising an organizer warrant, up to a maximum of 10,000 director warrants per organizer director, except for the founding organizers, Thomas E. Persons, Sr., Bobby G. Williams and Vivian A. Wong, who will each receive a maximum of 20,000 director warrants. The director warrants, which will be represented by separate warrant agreements, will vest over a three year period beginning one year from the date the bank opens for business and will be exercisable in whole or in part during the 10 year period following that date. The director warrants will not be transferable and the warrants and the shares issued pursuant to the exercise of such warrants will be subject to transferability restrictions applicable to affiliates of Touchmark Bancshares. For more information on these restrictions see “Shares Eligible for Future Sale” on page 47. If the OCC issues a capital directive or other order requiring the bank to obtain additional capital, the director warrants will be forfeited if not immediately exercised.

Warrants Granted to a Consultant

As part of the compensation payable by us for consulting services in connection with regulatory matters, our consultant, Interstate Brokers, will receive consultant warrants to purchase one share of common stock for $10.00 per share for every one share it purchases in this offering, up to a maximum of 12,500 shares. These warrants may not be exercised in a cashless or net-cash exercise, and will remain exercisable for a 10 year period following the date that the bank opens for business. The warrants, which will be exercisable upon grant, have been assigned by Interstate Brokers to a sub-contractor as partial payment for services provided to Interstate Brokers. Interstate Brokers is a business interest of one of our organizers, John L. Johnson.

Exercise Rights—Registration Statement

Under the terms of all of the relevant warrant agreements, in the event we do not have an effective registration statement and a current prospectus relating to the common stock issuable upon exercise of these warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of these warrants is not current, or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of these warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, so that these warrants may have no value, the market for these warrants may be limited and these warrants may expire worthless.

Limitations on Liability and Indemnification of Officers and Directors

Our Articles of Incorporation provide that a director will not be personally liable to us or our shareholders for monetary damages for breach of duty of care or any other duty owed to us as a director, except that such provision will not eliminate or limit the liability of a director: (a) for any appropriation, in violation of his duties, of any of our business opportunities, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions, or (d) for any transaction from which the director received an improper personal benefit.

In addition, our Bylaws provide that we will indemnify a director who has been successful in the defense of any proceeding to which he was a party or in defense of any claim, issue or matter therein because he is or was a director, against reasonable expenses incurred by him in connection with such defense.

Our Bylaws also provide that we may indemnify any director, officer, employee or agent made a party to a proceeding because he is or was a director, employee or agent against liability incurred in the proceeding if he acted in a manner he believed in good faith or to be in or not opposed to our best interests and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination concerning whether or not the applicable standard of conduct has been met can be made by: (a) a disinterested majority of the board of directors, (b) a majority of a committee of disinterested directors, (c) independent legal counsel, or (d) an affirmative vote of a majority of shares held by disinterested shareholders. No indemnification may be made to or on behalf of a director, officer, employee or agent (y) in connection with a proceeding by or in the right of the company in which such person was adjudged liable to us or (z) in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him.

We may, if authorized by our disinterested shareholders by a majority of votes which would be entitled to be cast in a vote to amend our Articles of Incorporation, indemnify or obligate ourselves to indemnify a director, officer, employee or agent made a party to a proceeding, including a proceeding brought by or in the right of Touchmark Bancshares.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Interests of Management and Others in Certain Transactions

We expect to have banking and other transactions in the ordinary course of business with the organizers, directors, and officers and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such organizers, officers, or directors have a controlling interest, on substantially the same terms, including price, or interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. These transactions are also restricted by our regulatory agencies, including the Federal Reserve Board. For a discussion of the Federal Reserve Board regulations, please see “Transactions with Affiliates and Insiders” on page 31. We do not expect these transactions to involve more than the normal risk of collectibility or present other unfavorable features. Loans to individual directors and officers must also comply with the bank’s lending policies, regulatory restrictions, and statutory lending limits, and directors with a personal interest in any loan application will be excluded from the consideration of such loan application. We intend for all of our transactions with organizers or other affiliates to be on terms no less favorable than could be obtained from an unaffiliated third party and to be approved by a majority of our disinterested directors.

We have entered into a consulting agreement with Interstate Brokers to provide consulting services in connection with regulatory matters related to Touchmark Bancshares and Touchmark National Bank. Interstate Brokers is a business interest of one of our organizers, John L. Johnson.

We are leasing the site for a branch office to be located at Suite C-121, 6100 Peachtree Road, Doraville, Georgia 30341, from a business interest owned by two of our organizers, J. William Butler and Daniel B. Cowart.

On December 7, 2007, we purchased 9.7 acres of land on Satellite Boulevard near I-85 in Duluth, Georgia. This location may be the site of our future main office, which we expect to open during our third year of operations. We acquired this site by virtue of an option, assigned at par, from an investment company which is a business interest of one of the organizers, J. William Butler.

DESCRIPTION OF CAPITAL STOCK

General

The authorized capital stock of Touchmark Bancshares consists of 50,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, no par value. The following summary describes the material terms of Touchmark Bancshares’ capital stock. For a detailed description of our Articles of Incorporation, see the Articles of Incorporation of Touchmark Bancshares which are filed as an exhibit to the registration statement of which this prospectus forms a part.

Common Stock

Holders of shares of the common stock are entitled to receive such dividends as may from time to time be declared by the board of directors out of funds legally available for distribution. We do not plan to declare any dividends in the immediate future. See “Dividend Policy” on page 16. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Shareholders have no preemptive, conversion, redemption, or sinking fund rights. In the event of a liquidation, dissolution, or winding-up of the company, holders of common stock are entitled to share equally and ratably in the assets of the company, if any, remaining after the payment of all debts and liabilities of the company and the liquidation preference of any outstanding preferred stock. The outstanding shares of common stock are, and the shares of common stock offered by the company when issued will be, fully paid and nonassessable. The rights, preferences, and privileges of holders of common stock are subject to any classes or series of preferred stock that the company may issue in the future.

Preferred Stock

The board of directors may, without approval of our shareholders, from time to time authorize the issuance of preferred stock in one or more series for such consideration and, within certain limits, with such relative designations, powers, preferences, rights, qualifications, limitations and restrictions as the board of directors may determine. The relative rights, preferences and limitations that the board of directors has the authority to determine as to any such series of preferred stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights and liquidation preferences. Because the board of directors has the power to establish the relative rights, preferences and limitations of each series of preferred stock, it may afford to the holders of any such series preferences and rights senior to the rights of the holders of shares of common stock. Although the board of directors has no intention at the present time of doing so, it could cause the issuance of preferred stock that could discourage an acquisition attempt or other transactions that some, or a majority of, the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.

Warrants

Our organizers have committed to purchase at least 1,031,500 shares of our common stock in this offering at a price of $10.00 per share, and that we will grant them organizer warrants and director warrants to purchase up to 450,000 shares of common stock in the aggregate. The terms and amount of these different types of warrants are limited by policies imposed by our bank regulators.

We intend to grant different types of warrants because the organizer warrants, which are granted in connection with funds that the organizers have put “at risk” in connection with our organizational efforts, are permitted to have less onerous restrictions than director warrants. The organizer warrants will vest and be immediately exercisable on the date the bank opens for business, while the director warrants will vest over a three-year period from the date that the bank opens for business. Additionally, subject to securities law restrictions, the organizer warrants will be generally transferable, while the director warrants will not be transferable. None of these warrants may be exercised in a cashless or net-cash exercise, and they will remain exercisable for the ten year period following the date that the bank opens for business. Each share under these warrants may be purchased at a price of $10.00. Additionally, if either the company’s or the bank’s capital falls below the minimum level mandated by its federal banking regulators, we may be directed to require the holders to exercise or forfeit these warrants.

As previously stated, in consideration for assisting in our organization and in recognition of the substantial financial risks undertaken by our organizers, we will grant our organizers, which includes our directors, organizer warrants in an amount not to exceed the total amount of funds that our organizers had “at risk,” including the amounts obtain through cash advances and through the line of credit that our organizers have personally guaranteed, up to a maximum of 20,000 organizer warrants per organizer. The remainder of the 450,000 warrants will be designated as director warrants such that each organizer who will serve as a director will also receive, for no additional consideration, a warrant to purchase one share of common stock at a purchase price of $10.00 per share for every one share the organizing director purchases in the offering, less the number of shares such director can purchase by exercising an organizer warrant, up to a maximum of 10,000 director warrants per organizing director, except for the founding organizers, Thomas E. Persons, Sr., Bobby G. Williams and Vivian A. Wong, who will each receive a maximum of 20,000 director warrants.

As part of the compensation payable by us for consulting services in connection with regulatory matters, our consultant, Interstate Brokers, will receive consultant warrants to purchase one share of common stock for $10.00 per share for every one share it purchases in this offering, up to a maximum of 12,500 shares. These consultant warrants, which will be exercisable upon grant, may not be exercised in a cashless or net-cash exercise, are freely transferable, and will remain exercisable for a 10 year period following the date that the bank opens for business.

Exercise Rights—Registration Statement

Under the terms of all of the relevant warrant agreements, in the event we do not have an effective registration statement and a current prospectus relating to the common stock issuable upon exercise of these warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of these warrants is not current, or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of these warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, so that these warrants may have no value, the market for these warrants may be limited and these warrants may expire worthless.

Board of Directors

Our initial board of directors consists of 18 directors. The directors are divided into three classes, designated Class I, Class II and Class III. Each class will consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. At the first annual meeting of shareholders, we will elect the following: (i) Class I directors for a term expiring at the second annual meeting of shareholders, (ii) Class II directors for a term expiring at the third annual meeting of shareholders and (iii) Class III directors for a term expiring at the fourth annual meeting of shareholders. At each annual meeting of shareholders, successors to the class of directors whose term expires at the annual meeting will be elected for a three-year term. If the number of directors is changed, an increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that will coincide with the remaining term of that class, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Any director elected to fill a vacancy not resulting from an increase in the number of directors will have the same remaining term as that of his predecessor. Except in the case of removal from office, any vacancy on the board of directors will be filled by a majority vote of the remaining directors then in office.

Any director may be removed only with cause, and only by the affirmative vote of the holders of at least 75% of the total number of votes entitled to be cast by the holders of all of the shares of our capital stock who are entitled to vote in an election of directors, at any regular or special meeting of shareholders called for that purpose, and his or her position filled by another person nominated and elected for that purpose by the shareholders.

The effect of the staggered board of directors is to make it more difficult for a person, entity or group to effect a change in control of Touchmark Bancshares through the acquisition of a large block of our voting stock.

Statutory Provisions

The State of Georgia has statutory provisions relating to business combinations between a Georgia corporation and an “interested shareholder” that outline the statutory requirements to effect such transactions. However, the law provides that these sections only apply if the corporation specifically provides in its bylaws that such requirements are applicable. We have not so provided in our Bylaws and, therefore, these statutory anti-takeover provisions do not apply to us.

Transfer Agent

We anticipate that the transfer agent and registrar for our common stock will be Registrar & Transfer Company.

Shares Eligible for Future Sale

Upon completion of this offering, we will have up to 4,156,250 shares of common stock outstanding. The shares sold in this offering will be freely tradable, without restriction or registration under the Securities Act of 1933, except for shares purchased by “affiliates” of Touchmark Bancshares, which will be subject to resale restrictions under the Securities Act of 1933. An affiliate of the issuer is defined in Rule 144 under the Securities Act of 1933 as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule 405 under the Securities Act of 1933 defines the term “control” to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract or otherwise. Directors will likely be deemed to be affiliates. These securities held by affiliates may be sold without registration in accordance with the provisions of Rule 144 or another exemption from registration.

In general, under Rule 144, an affiliate of the company or a person holding restricted shares may sell, within any three-month period, a number of shares no greater than 1% of the then outstanding shares of the common stock or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale, whichever is greater. Rule 144 also requires that the securities must be sold in “brokers’ transactions,” as defined in the Securities Act of 1933, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. This requirement may make the sale of the common stock by affiliates of Touchmark Bancshares pursuant to Rule 144 difficult if no trading market develops in the common stock. Rule 144 also requires persons holding restricted securities to hold the shares for at least one year prior to sale.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Touchmark Bancshares by Smith, Gambrell & Russell, LLP, Atlanta, Georgia.

EXPERTS

Touchmark Bancshares’ financial statements as of May 31, 2007 and for the period from April 3, 2007 (date of inception) through May 31, 2007 have been audited by Mauldin & Jenkins, LLC, as stated in their report appearing elsewhere herein, and have been so included in reliance on the report of this firm given upon their authority as an expert in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2 (together with all amendments, exhibits, schedules and supplements thereto, the “Registration Statement”), under the Securities Act of 1933 and the rules and regulations thereunder, for the registration of the common stock offered by this prospectus. This prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration

Statement. For further information with respect to Touchmark Bancshares, Touchmark National Bank, and the common stock, you should refer to the Registration Statement and the exhibits thereto.

You may inspect or copy these materials at the Public Reference Room at the SEC at Room 1580, 100 F. Street, N.E., Washington, D.C. 20549. For a fee, you may also obtain copies of these materials by writing to the Public Reference Section of the SEC at 100 F. Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC public reference room. Our filings are also available to the public on the SEC’s website on the Internet at http://www.sec.gov.

We have filed or will file various applications with the Office of the Comptroller of the Currency and the FDIC. You should only rely on information in this prospectus and in our related Registration Statement in making an investment decision. If other available information is inconsistent with information in this prospectus, including information in public files or provided by the Office of the Comptroller of the Currency, then this other information is superseded by the information in this prospectus. Projections appearing in the applications to our regulatory agencies were based on assumptions that the organizers believed were reasonable at the time, but which may have changed or otherwise be wrong. Touchmark Bancshares and Touchmark National Bank specifically disclaim all projections for purposes of this prospectus and caution prospective investors against placing reliance on them for purposes of making an investment decision. Statements contained in this prospectus regarding the contents of any contract or other document referred to are not necessarily complete. If one of these contracts or documents is an exhibit to the Registration Statement, you may obtain and read the document or contract for more information.

As a result of this offering, we will be subject to the disclosure obligations under Section 15(d) of the Securities Exchange Act. We will file periodic reports with the SEC but not be subject to compliance with the federal proxy rules.

If we have more than 500 shareholders on December 31, 2008 or at the end of any fiscal year thereafter, we will be required to register our securities under Section 12(g) of the Securities Exchange Act. In addition to the obligation to file periodic reports with the SEC, we would also be subject to the federal proxy rules.

If we have fewer than 300 shareholders on December 31, 2008 or at the end of any fiscal year thereafter, we anticipate that we would deregister as a reporting company with the SEC. As a result, we would no longer be obligated to file periodic reports with the SEC or comply with the federal proxy rules. We would continue to comply with regulatory and state law requirements and furnish our shareholders with annual reports containing audited financial information. Upon completion of the offering, we anticipate that we will have more than 300 and may have more than 500 shareholders.

TOUCHSTONE BANCSHARES, INC.

(A Development Stage Company)

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Board of Directors

Touchstone Bancshares, Inc.

Norcross, Georgia

We have audited the accompanying balance sheet of Touchstone Bancshares, Inc. as of May 31, 2007, and the related statements of operations, shareholder’s deficit and cash flows for the period from April 3, 2007, date of inception, to May 31, 2007. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Touchstone Bancshares, Inc. as of May 31, 2007, and the results of its operations and its cash flows for the period from April 3, 2007, date of inception, to May 31, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ Mauldin & Jenkins, LLC

Atlanta, Georgia

August 7, 2007

TOUCHSTONE BANCSHARES, INC.

(A Development Stage Company)

Balance Sheet

May 31, 2007

ASSETS
Cash	$66,135
Security deposits	14,463
Prepaid rent	10,294
Fixed assets, net	52,902

Total assets	$143,794

LIABILITIES AND SHAREHOLDER’S DEFICIT
Liabilities
Accrued interest payable	$484
Line of credit	150,000
Advances from organizers, net of discount	430,919
Deferred rent	14,192
Payroll liabilities	24,737

Total liabilities	620,332

Shareholder’s Deficit
Preferred stock, no par value, 10,000,000 shares authorized, none issued	—
Common stock, $.01 par value, 50,000,000 shares authorized, none issued	—
Subscribed for, but not paid and not issued, 10 shares	100
Paid in capital	33,277
Stock subscription receivable	(100)
Deficit accumulated during the development stage	(509,815)

Total shareholder’s deficit	(476,538)

Total liabilities and shareholder’s deficit	$143,794

See notes to the financial statements

TOUCHSTONE BANCSHARES, INC.

(A Development Stage Company)

Statement of Operations

For the period April 3, 2007, Date of Inception,

to May 31, 2007

Income:
Interest	$—

Expenses:
Legal and consulting	249,559
Salaries and benefits	166,278
Application fees	25,060
Education	13,856
Marketing	10,423
Insurance	412
Rent	4,277
Miscellaneous	6,869
Auto	1,735
Office supplies	1,654
Accounting	1,600
Dues and subscriptions	1,150
Meals and entertainment	1,126
Depreciation	812
Interest	24,680
Bank service charges	224
Contributions	100

Total expenses	509,815

Net loss	$(509,815)

See notes to the financial statements

TOUCHSTONE BANCSHARES, INC.

(A Development Stage Company)

Statement of Shareholder’s Deficit

For the period April 3, 2007, Date of Inception,

to May 31, 2007

	Preferred Stock	Common Stock	Paid In Capital	Stock Subscription Receivable	Deficit Accumulated During The Development Stage	Total
Balance, April 3, 2007 (Date of Inception)	$—	$—	$—	$—	$—	$—
Common stock	—	100	—	(100)	—	—
Imputed interest on organizer advances	—	—	33,277	—	—	33,277
Net loss	—	—	—	—	(509,815)	(509,815)

Balance, May 31, 2007	$—	$100	$33,277	$(100)	$(509,815)	$(476,538)

See notes to the financial statements

TOUCHSTONE BANCSHARES, INC.

(A Development Stage Company)

Statement of Cash Flows

For the period April 3, 2007, Date of Inception,

to May 31, 2007

Cash flow from operating activities:
Net loss	$(509,815)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation	812
Amortization of discount	24,196
Increase in security deposits	(14,463)
Increase in prepaid rent	(10,294)
Increase in payroll liabilities	24,737
Increase in accrued interest payable	484
Increase in deferred rent	14,192

Net cash used by operating activities	(470,151)

Cash flow from investing activities-
Purchase of fixed assets	(53,714)

Net cash used by investing activities	(53,714)

Cash flow from financing activities:
Shareholder advances	440,000
Advances from line of credit	150,000

Net cash provided by financing activities	590,000

Net change in cash	66,135
Cash at the beginning of the period	—

Cash at the end of the period	$66,135

Supplemental disclosures of cash flow information Interest paid	$—

See notes to the financial statements

TOUCHSTONE BANCSHARES, INC.

(A Development Stage Company)

Notes to Financial Statements

May 31, 2007

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Touchstone Bancshares, Inc. (the “Company”), a Georgia corporation, was established on April 3, 2007 for the purpose of organizing Touchstone National Bank, proposed (the “Bank”). The Bank is a proposed national bank being headquartered in Gwinnett County, Georgia with the purpose of becoming a community bank in Gwinnett County, Georgia and surrounding areas. The Bank’s organizers filed applications with the Office of the Comptroller of the Currency (the “OCC”) to obtain a national bank charter and with the Federal Deposit Insurance Corporation (the “FDIC”) to obtain insurance for the Bank’s deposits. Once preliminary approval is obtained from the OCC and FDIC, the Company will file for approval with the Federal Reserve Board to become a bank holding company, and acquire all of the stock of the Bank upon its formation.

Concurrent with the formation of Touchstone Bancshares, Inc., Touchstone Bancshares, Inc. acquired certain assets and assumed certain liabilities of Formosa Rose, LLC.

The Company is a development stage enterprise as defined by Statement of Financial Accounting Standards No. 7, Accounting and Reporting by Development Stage Enterprises, as it devotes substantially all its efforts to establishing a new business. The Company’s planned principal operations have not commenced and revenue has not been recognized from the planned principal operations.

The Company is in the process of a common stock offering to raise capital for the initial capitalization of the Bank. Provided the Bank receives all final regulatory approvals and the necessary capital is raised, it is expected that banking operations will commence in the first quarter of 2008.

To capitalize the Bank, the Company proposes to offer a minimum of 3,125,000 shares and a maximum of 4,156,250 shares of common stock of the Company at $10 per share. The Company will be required to sell the minimum number of shares in order to meet regulatory conditions for final approval of its charter. The offering will raise gross proceeds between $31,250,000 and $41,562,500. The organizers, directors and executive officers of the Company plan to purchase 675,000 shares of common stock at $10 per share in the offering.

In recognition of financial risks undertaken by the organizers and directors of the Company, warrants to purchase additional shares of the Company’s common stock will be issued to these individuals. The warrants will be divided into Type I (Director) and Type II (Organizer) warrants, and warrants will be exercisable at a price equal to $10 per share.

Type I warrants will be awarded in recognition of the directors contributions to the initial capitalization of the Company. Directors will be awarded these warrants to purchase one share of common stock for every share they purchase in the initial offering, up to a maximum of 10,000 shares per director, except for certain directors whose maximum will be 20,000 shares. The Company expects to award 220,000 Type I warrants.

Type II warrants will be awarded in recognition of the financial risk undertaken by organizers in contributing seed capital and guaranteeing certain liabilities of the Company to fund our organizational expenses. Warrants will be issued based on the amount of funds each organizer places at risk, which includes seed capital contributed and each organizers pro-rata share of the organizational line of credit guaranteed. We expect to award 250,000 Type II warrants.

The Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment. Upon issuance of these warrants, compensation cost will be recognized in the financial statements of the Company for all share-based payments granted, based on the grant date fair value estimated in accordance provisions of Statement 123(R).

Basis of Presentation

The financial statements have been prepared on the accrual basis in accordance with generally accepted accounting principles.

Estimates

The financial statements include estimates and assumptions that affect the financial position and results of operations of the Company and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

Organization Costs

Organization costs include incorporation, legal, consulting and accounting fees incurred in connection with establishing the Company and Bank. In accordance with Statement of Position (SOP) 98-5, “Reporting on the Costs of Start-Up Activities,” organization costs are expensed when incurred.

Income Taxes

The Company is a corporation. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities projected future taxable income and tax planning strategies.

The future tax consequences of the differences between the financial reporting and tax basis of the Company’s assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as realization of these deferred tax assets is dependent on future taxable income.

Fiscal Year

The Company will adopt a calendar year for both financial and tax reporting purposes.

2.	PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation. Depreciation will be computed by the straight-line method over the useful lives of the assets (lease term for leasehold improvements and 3 to 5 years for the furniture, fixtures and equipment). For the period ending May 31, 2007 depreciation expense totaled $812. The classes of premises and equipment and total accumulated depreciation are as follows:

Furniture, and fixtures	$36,082
Equipment	$7,717
Leasehold improvements	$9,915
Accumulated depreciation	$(812)

$52,902

3.	LINE OF CREDIT

On May 14, 2007, the Company established a $2,500,000 line of credit with a financial institution to fund organizational expenses, pre-opening expenses and the expenses of the Company’s common stock offering during the development stage. At May 31, 2007, the outstanding balance was $150,000. The line of credit is uncollateralized and is guaranteed by 19 of the organizers of the Company. The line of credit bears interest at the Wall Street Journal prime rate minus .50%, currently 7.75% and matures May 13, 2008. Interest is payable monthly, with all principal due at maturity.

4.	ADVANCES FROM ORGANIZERS

The organizers have advanced funds during the organizational period of $440,000, with imputed interest of $33,277 considered to be additional paid in capital. Imputed interest has been reflected as a discount and is amortized (reflected as interest expense) over the expected term of the note. Interest has been imputed using the short-term treasury rates at the time the funds were received. The advances are non-interest bearing and are anticipated to be repaid upon successful completion of the stock offering.

5.	LIQUIDITY AND GOING CONCERN CONSIDERATIONS

The Company incurred a net loss of $509,815 for the period from April 3, 2007 (date of inception) to May 31, 2007, which includes $331,629 of organizational expenses assumed from Formosa Rose, LLC.

The organizers believe the current level of expenditures is within the financial and borrowing capabilities of the Company and are adequate to meet existing obligations and fund current operations, but commencing banking operations is dependent on obtaining final regulatory approvals and successfully completing the stock offering.

To provide permanent funding for the capitalization of the Bank, the Company is facilitating a stock offering of a minimum of 3,125,000 and a maximum of 4,156,250 share of common stock at $10 per share. Costs related to the offering of the common stock will be paid from the gross proceeds of the offering. The Company must receive the minimum amount of $31,250,000 in the offering in order to capitalize the Bank. Should the Company be unable to raise this amount, or be unable to obtain regulatory approval to charter the Bank, the ability of the Company to continue as a going concern would be doubtful.

6.	COMMITMENTS AND RELATED PARTY TRANSACTIONS

The Company has entered into an employment agreement with its president and chief executive officer, who is also an organizer of the Company. The terms of the agreement are as follows: annual base salary of $200,000, an option to purchase an amount of the Company’s common stock equal to 1% of the number of shares of common stock sold in the initial offering, an annual cash bonus as determined by the board of directors, a monthly automobile allowance and various additional benefits. The initial term of the agreement is three years.

The Company has entered into an employment agreement with its chief financial officer. The terms of the agreement are as follows: annual base salary of $165,000, and an option to purchase 15,000 shares of the Company’s common stock. The initial term of the agreement is two years.

The Company has entered into an agreement for consulting services for assistance in the organization of the Bank. The Company has committed to pay a total of $125,000 for these services, of which $105,000 had been paid at May 31, 2007. Additionally, the Company shall grant to the consulting firm stock warrants to purchase one share of the Company’s common stock for $10 per share for every one share it purchases in the Company’s initial offering, up to a maximum of 12,500 shares.

The Company has engaged a law firm for assistance in the organization of the Company and the Bank, and the filing of the registration statement of the Company. The Company has committed to pay a total of $40,000 for these services excluding expenses, of which approximately $40,000 had been paid.

The Company entered into an agreement to lease a branch location for a term of five years. The lease will commence once the location is constructed. Monthly base rental payments for the first 12 months of the lease are $8,163.

The Company entered into an agreement to lease a branch location for a term of sixty seven months. The lease will commence once the Bank has received its charter approval. Monthly base rental payments will commence at $4,771.

7.	LEASES

The Company entered into a lease, which commenced May 1, 2007 and has a term of thirty-nine months, for its headquarters. The lease contains a rental holiday for the first three months of the lease and thereafter requires monthly rental payments, which begin at $4,728 per month and escalate periodically. The minimum lease payments under this lease are as follows:

2007	$23,643
2008	57,879
2009	59,615
2010	35,568

$176,705

Total lease expense for the period ending May 31, 2007 was $4,277.

8.	INCOME TAXES

The following summarizes the sources and expected tax consequences of future taxable deductions which comprise the net deferred taxes at May 31, 2007.

Deferred tax asset relating to organization expenses and net operating loss carryforward	$193,000
Less valuation allowance	(193,000)

Net deferred taxes	$—

TOUCHMARK BANCSHARES, INC.

SUBSCRIPTION AGREEMENT

TO:	Touchmark Bancshares, Inc.

3740 Davinci Court, Suite 150

Norcross, Georgia 30092

Ladies and Gentlemen:

You have informed me that Touchmark Bancshares, Inc., a Georgia corporation (the “Company”), is offering up to 4,156,250 shares of its common stock, at a price of $10.00 per share payable as provided herein and as described in and offered pursuant to the prospectus furnished with this Subscription Agreement to the undersigned (the “prospectus”).

1. Subscription. Subject to the terms and conditions hereof, the undersigned tenders this subscription, together with payment in United States currency by check, bank draft, or money order payable to “The Bankers Bank, Escrow Agent for Touchmark Bancshares, Inc. “ the amount indicated below, representing the payment of $10.00 per share for the number of shares of common stock indicated below. The total subscription price must be paid at the time the Subscription Agreement is executed.

2. Acceptance of Subscription. It is understood and agreed that until the proceeds of the offering are released from escrow the Company shall have the right to accept or reject this subscription, or cancel this subscription after acceptance, in whole or in part, for any reason whatsoever. Funds returned in connection with a rejected or cancelled subscription will not include interest earned in the escrow account with respect to the subscription.

3. Acknowledgments. The undersigned acknowledges that he or she has received a copy of the prospectus. This Subscription Agreement creates a legally binding obligation and the undersigned agrees to be bound by the terms of this Subscription Agreement.

4. Revocation. The undersigned agrees that once this Subscription Agreement is tendered to the Company, it may not be withdrawn and that this Subscription Agreement shall survive the death, disability or dissolution of the undersigned.

By executing this Subscription Agreement, the subscriber is not waiving any rights he or she may have under federal securities laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934.

The shares of common stock offered here are not savings accounts or savings deposits accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Please indicate in the space provided below the exact name or names and address in which the stock certificate representing shares subscribed for hereunder should be registered.

Number of Shares Subscribed for (at least 1,000 shares and no more than 400,000 shares)	Name or Names of Subscribers (Please Print or Type)

$__________________________ Total Subscription Price at $10.00 per share (funds must be enclosed)	Please indicate form of ownership desired (individual, joint tenants with right of survivorship, tenants in common, trust corporation, partnership, custodian, etc.)

Date:

Social Security Number or Federal Taxpayer Identification Number	Signature of Subscriber(s)

Street (Residence) Address:
Signature of Subscriber(s)

Home Phone Number

City, State and Zip Code
Business Phone Number

Email Address
Cellular Phone Number

When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In the case of joint tenants or tenants in common, each owner must sign.

TO BE COMPLETED BY TOUCHMARK BANCSHARES, INC.:

Accepted as of______________________, ______________, as to ___________ shares.

TOUCHMARK BANCSHARES, INC.

By:
Title:

FEDERAL INCOME TAX BACKUP WITHHOLDING

In order to prevent the application of federal income tax backup withholding, each subscriber must provide the escrow agent with a correct Taxpayer Identification Number (“TIN”). An individual’s social security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9 below.

Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the IRS.

Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.

If the shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, “Applied For” should be written in the space provided for the TIN on the Substitute Form W-9.

SUBSTITUTE FORM W-9

Under penalties of perjury, I certify that: (i) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a Taxpayer Identification Number to be issued to me); (ii) I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified me that I am no longer subject to backup withholding; and (iii) I am a U.S. person (including a U.S. resident alien).

You must cross out item (ii) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are not longer subject to backup withholding, do not cross out item (ii).

Each subscriber should complete this section.

Signature of Subscriber	Signature of Subscriber

Printed Name	Printed Name

Social Security or Employer Identification No.	Social Security or Employer Identification No.

INFORMATION AS TO BANKING INTERESTS

1.	As a prospective shareholder, I would be interested in the following services checked below:

		PERSONAL	BUSINESS
(a)	Checking Account	___	___
(b)	Savings Account	___	___
(c)	Certificates of Deposit	___	___
(d)	Individual Retirement Accounts	___	___
(e)	Checking Account Overdraft Protection	___	___
(f)	Consumer Loans (Auto, etc.)	___	___
(g)	Commercial Loans	___	___
(h)	Equity Line of Credit	___	___
(i)	Mortgage Loans	___	___
(j)	Revolving Personal Credit Line	___	___
(k)	Safe Deposit Box	___	___
(l)	Automatic Teller Machines (ATM’s)	___	___
(m)	Touchmark Credit Card	___	___
(n)	Remote Deposit Capture	___	___
(o)	Digital Image Lockbox	___	___
(p)	On-line Bill Pay	___	___

2.	I would like our new bank to provide the following additional services:

(a)_______________________________________________________________________________________________

(b)_______________________________________________________________________________________________

You should rely only on the information contained in this document. We have not authorized anyone to give any information that is different. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the cover, but the information may change in the future.

Until March 20, 2008 (90 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriter, and with respect to their unsold allotments or subscriptions.

4,156,250 Shares

Common Stock

TOUCHMARK

BANCSHARES, INC.

A Proposed Bank Holding Company For

Touchmark National Bank

(in organization)

PROSPECTUS

December 21, 2007